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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WILDHORSE RESOURCE DEVELOPMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WILDHORSE RESOURCE DEVELOPMENT CORPORATION
9805 Katy Freeway, Suite 400
Houston, Texas 77024
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2018

        NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of WildHorse Resource Development Corporation will be held at 9805 Katy Freeway, Suite 400, Houston, Texas 77024 on Thursday, May 17, 2018, at 9:00 a.m. local time. The holders of shares of common stock, par value $0.01 per share ("common stock"), and shares of preferred stock, par value $0.01 per share, designated as "Series A Perpetual Convertible Preferred Stock" ("Preferred Stock"), of WildHorse Resource Development Corporation will, voting together as a single class, be asked to consider the following proposals:

  1.
  To elect nine members of the board of directors named in this proxy statement to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

  3.
  To ratify the appointment, by the Audit Committee of the board of directors, of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

        The holders of the Preferred Stock will, voting as a separate class, also be asked:

  2.
  To elect two additional members of the board of directors named in this proxy statement to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

        Holders of common stock and Preferred Stock may be asked to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        These matters are more fully described in the accompanying proxy materials. Only holders of common stock and Preferred Stock at the close of business on March 21, 2018, the record date, are entitled to receive notice of and to vote at the Annual Meeting.

        Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. Beginning on April 2, 2018, we will mail to each stockholder of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies.

By Order of the Board of Directors,

Kyle N. Roane Executive Vice President, General Counsel and Corporate Secretary

Houston, Texas
April 2, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2018

        This Notice of Annual Meeting and Proxy Statement, along with our 2017 Annual Report on Form 10-K, are available free of charge at http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT
Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to vote as soon as possible so that your shares will be represented at the meeting.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

9805 Katy Freeway, Suite 400
Houston, Texas 77024

PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS

        We have furnished this proxy statement to you because the Board of Directors (the "Board") of WildHorse Resource Development Corporation, a Delaware corporation (referred to herein as the "Company," "WildHorse," "we," "us" or "our"), is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 17, 2018, at 9:00 a.m. local time, at 9805 Katy Freeway, Suite 400, Houston, Texas 77024. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you attend the Annual Meeting, you may vote in person.

        We provide access to our proxy materials to our stockholders on the Internet. Accordingly, beginning on April 2, 2018, the Company is sending a Notice of Internet Availability of Proxy Materials (the "Notice of Availability") to stockholders. Stockholders will have the ability to access the proxy materials, including this proxy statement and voting instructions, on the website referred to in the Notice of Availability or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice of Availability.

        Unless the context indicates or otherwise requires, when we refer to (i) "stockholders" within these proxy materials, we are referring to record holders of our common stock, par value $0.01 per share ("common stock"), and record holders of our preferred stock, par value $0.01 per share, designated as "Series A Perpetual Convertible Preferred Stock" ("Preferred Stock"), and (ii) "shares," we are referring collectively to shares of our common stock and Preferred Stock.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

        We have furnished this proxy statement to you because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting.

Am I entitled to vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 21, 2018, the record date for the Annual Meeting (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. Each record holder of common stock will have one vote for each share of common stock on each matter that is properly brought before the Annual Meeting and on which holders of common stock are entitled to vote. There were 101,281,482 shares of common stock outstanding at the close of business on the Record Date.

        Each record holder of Preferred Stock will have a number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Preferred Stock are entitled to vote. At the close of business on the Record Date, there were 435,000 shares of Preferred Stock outstanding, which, as of such date were convertible into 32,402,059 shares of common stock. There is no cumulative voting for holders of either common stock or Preferred Stock.

  Stockholder of Record: Shares Registered in Your Name

        If, on the Record Date, your shares were registered directly in your name with the transfer agent for our shares, EQ Shareowner Services (formerly known as Wells Fargo Shareowner Services), then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. If you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver's license or passport, to be admitted.

  Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

        If, on the Record Date, your shares were held in an account at a broker, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you attend the Annual Meeting in person, you may be asked to present valid picture identification, such as a driver's license or passport, and you must present proof of your ownership, such as a current brokerage or bank account statement reflecting ownership as of the Record Date, to be admitted. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card executed in your favor from your broker, bank, dealer or other holder of record.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

        As permitted under the rules of the Securities and Exchange Commission (the "SEC"), we are making our proxy materials available to our stockholders electronically via the Internet, rather than mailing paper copies of these materials to each stockholder. Beginning on April 2, 2018, the Company is sending the Notice of Availability to its stockholders of record as of the Record Date. You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Availability includes (i) instructions on how to access the Company's proxy materials and vote via the Internet, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request paper copies of the Company's proxy materials, (vi) any control/identification numbers that a stockholder needs to access the proxy materials, and (vii) information about attending the Annual Meeting and voting in person.

Can I vote my shares by filling out and returning the Notice of Availability?

        No. The Notice of Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Availability and returning it. The Notice of Availability provides instructions on how to cast your vote. For additional information, please see "—What are the different methods that I can use to vote my shares?" below.

What am I being asked to vote on?

        The holders of the common stock and Preferred Stock, voting together as a single class, are being asked to vote on two proposals:

  •
  Proposal 1—the election of nine members of the Board named in this proxy statement to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

  •
  Proposal 3—the ratification of the appointment, by the Audit Committee of the Board, of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

        The holders of the Preferred Stock, voting as a separate class, are also being asked to vote on a separate proposal:

  •
  Proposal 2—the election of two additional members of the Board named in this proxy statement to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

        In addition, you are entitled to vote on any other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Why are the holders of common stock being asked to vote on the election of only nine directors?

        A total of eleven director nominees will be voted upon at the Annual Meeting. The holders of common stock and Preferred Stock, voting together as a single class, are being asked to vote on nine of the eleven director nominees to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified: Jay C. Graham, Anthony Bahr, Richard D. Brannon, Jonathan M. Clarkson, Scott A. Gieselman, David W. Hayes, Stephanie C. Hildebrandt, Grant E. Sims and Tony R. Weber.

        The holders of Preferred Stock, voting as a separate class, are also entitled to elect two additional directors. Our outstanding shares of Preferred Stock were issued to certain entities affiliated with The Carlyle Group, L.P. (the "Carlyle Investor") under a Preferred Stock Purchase Agreement, dated May 10, 2017 (the "Preferred Stock Purchase Agreement"). The Preferred Stock Certificate of Designations dated June 30, 2017 (the "Certificate of Designations") provides that the Carlyle Investor is entitled to the exclusive right, voting separately as a class, to nominate and elect (i) two directors to our Board for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing at least 10% of our outstanding common stock on an as-converted basis and (ii) one director to our Board for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing 5% or more of our outstanding common stock on an as-converted basis. The holders of Preferred Stock as a separate class designate director nominees for election, whom the board of directors shall include in its slate of nominees for election, and only holders of the Preferred Stock have the right to vote for such nominees. Because the Carlyle Investor or its affiliates hold at least 10% of our outstanding common stock on an as-converted basis, the holders of Preferred Stock, voting separately as a class, are being asked to vote on two additional director nominees to hold office until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified: Brian A. Bernasek and Martin W. Sumner.

How does the Board recommend that I vote my shares?

        A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board's recommendations. The Board's recommendations can be found with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

  •
  Proposal 1—FOR the election of each of the nine director nominees to be elected by the holders of common stock and Preferred Stock, voting together as a single class;

  •
  Proposal 2—FOR the election of each of the two additional director nominees to be elected by the holders of Preferred Stock, voting separately as a class; and

  •
  Proposal 3—FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 by the holders of common stock and Preferred Stock, voting together as a single class.

        If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

What are the different methods that I can use to vote my shares?

        As a record holder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

  •
  By Internet.  You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have the Notice of Availability in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to verify the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet service providers and telephone companies.

  •
  By Telephone.  You may submit a proxy by telephone using the toll-free number listed on the Notice of Availability. Please have the Notice of Availability in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

  •
  By Mail.  You may request a hard copy of the proxy card by following the instructions on the Notice of Availability. You may submit a proxy by mail by completing, signing, dating and returning your proxy card in the provided pre-addressed envelope. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. The completed and signed proxy card must be received by the date specified on the Notice of Availability.

  •
  In Person.  You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

        Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

        If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

Can I change my vote after submitting my proxy?

        Yes. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting.

        If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy with a later date.

  •
  You may send a written notice that you are revoking your proxy to our Corporate Secretary at P.O. Box 79588, Houston, Texas 77279.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

        If your shares are held in street name, you should follow the instructions provided by your broker, bank, dealer or other agent.

How are votes counted and how many votes are required to approve each proposal?

        For Proposal 1, directors will be elected by a plurality of all votes cast by holders of the common stock and Preferred Stock, voting together a single class. You may vote "FOR" a nominee to the Board or you may "WITHHOLD" your vote for any nominee you specify. The nine nominees who receive the highest number of "FOR" votes will be elected as directors. For Proposal 2, directors will be elected by a majority of the then-outstanding shares of Preferred Stock, voting separately as a single class. For Proposal 3, you may vote "FOR," "AGAINST" or "ABSTAIN." Proposal 3 requires the affirmative "FOR" vote of a majority of voting power of the outstanding shares of common stock and Preferred Stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

        With respect to Proposals 1 and 3, each vote by a share of Preferred Stock will have a number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date.

        If one of the voting options is not adopted by the required vote of the stockholders, the Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders.

        With respect to Proposal 1 to elect nine directors, withheld votes and broker non-votes will not have any effect on the outcome of these director elections. With respect to Proposal 2 to elect two directors, abstentions will have the effect of a vote against the proposal and broker non-votes will not have any direct effect on the outcome of these director elections. With respect to Proposal 3 to ratify the appointment of our independent registered accounting firm, abstentions will be included in the number of shares voting and abstentions will have the effect of a vote against the proposal. In addition, with respect to Proposal 3, brokers may, in their discretion, vote the shares they hold for stockholders of record if the broker does not receive instructions from the stockholder of record, as discussed in greater detail below.

Will my shares be voted if I don't provide my proxy and don't attend the Annual Meeting?

        If you are a stockholder of record and you do not vote in person at the Annual Meeting or vote by proxy, then your shares will not be voted.

        If you hold your shares in street name, your broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For certain "routine" matters, even if you do not give your broker instructions on how to vote your shares, the broker may vote your shares in its discretion. This is a broker discretionary vote. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal 3) is considered routine under applicable rules. For matters not considered "routine," if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposals to elect directors (Proposals 1 and 2) are not considered routine. As a result, no broker may vote your shares on the election of directors without your specific instructions.

Who counts the votes?

        We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate "For" or "Withhold," or "For," "Against" or "Abstain" votes, abstentions and broker non-votes, as applicable. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies, and perform any other acts required under the Delaware General Corporation Law.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock and Preferred Stock outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting, with respect to Proposals 1 and 3. The voting power of the shares of Preferred Stock will be calculated based on the number of votes equal to the largest number of whole shares of common stock into which such shares are convertible on the Record Date. With respect to Proposal 2, a quorum will be present if the holders of a majority in voting power of the shares of Preferred Stock outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting,

        Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the Annual Meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. In addition, shares present in person or by proxy, but not voting; shares for which we receive signed proxies, but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding shares will each be counted as present for purposes of determining the presence of a quorum. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

        Natural Gas Partners ("NGP") or its affiliates (through WHR Holdings, LLC ("WildHorse Holdings"), Esquisto Holdings, LLC ("Esquisto Holdings"), WHE AcqCo Holdings, LLC ("WHE Holdings") and NGP XI US Holdings, L.P. ("NGP XI")) (collectively, the "Sponsor Group") beneficially own approximately 53.5% of the voting power entitled to vote at the Annual Meeting, as of the Record Date. Accordingly, the Sponsor Group has the requisite voting power to constitute a quorum at the Annual Meeting with respect to Proposals 1 and 3. The Carlyle Investor beneficially owns all of the Preferred Stock, which is 24.2% of the voting power to vote at the Annual Meeting with respect to Proposals 1 and 3 and all of the voting power with respect to Proposal 2, as of the Record Date. Accordingly, the Carlyle Investor's presence at the Annual Meeting, with in person or represented by proxy, will constitute a quorum with respect to Proposal 2 described in this proxy statement.

Who is paying for this proxy solicitation?

        We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Availability, Notice of Annual Meeting and Proxy Statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile or other means, without additional compensation. We may also reimburse brokers, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

        Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by Monday, December 3, 2018, to our Corporate Secretary at P.O. Box 79588, Houston, Texas 77279; provided that if the date of the annual meeting is more than 30 days before or after May 17, 2019, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year's annual meeting, and we will announce that date in such event. Your proposal must also comply with the requirements set forth in Rule 14a-8 and the SEC's related guidance. If you wish to submit a proposal that is not to be included in our proxy materials for next year's annual meeting or to nominate a director, your proposal must be received by the Corporate Secretary at P.O. Box 79588, Houston, Texas, 77279 between Thursday, January 17, 2019 and Saturday, February 16, 2019; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 17, 2019, your proposal must be received by the Corporate Secretary not earlier than the 120th day before such annual meeting date and not later than the 90th day before such annual meeting date or, if later, the 10th day following the day on which public announcement of the annual meeting date is first made. You are also advised to review our amended and restated bylaws (our "bylaws"), which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are the implications of being an "emerging growth company"?

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting and other requirements. These reduced requirements include reduced disclosures about the Company's executive compensation arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, or (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.07 billion in non-convertible debt during the prior three-year period.

 CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORT

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports and a Notice of Internet Availability of Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        Brokers with account holders who are WildHorse stockholders may be "householding" our proxy materials. One annual report, proxy statement and Notice of Internet Availability of Proxy Materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in "householding."

        If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, you may (1) notify your broker, (2) direct your written request to: P.O. Box 79588, Houston, Texas 77279 or (3) contact our Investor Relations department by telephone at (713) 255-9327. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request "householding" of their communications should contact their broker if their shares are held in "street name" or the Company if they are stockholder of record. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement and Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

        As of the date of this proxy statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Incorporation by Reference

        Neither the compensation committee report nor the audit committee report shall be deemed soliciting material or filed with the SEC and neither of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of Annual Reports on Form 10-K

        We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC. It is available free of charge at the SEC's website at www.sec.gov. Upon written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to any of our stockholders of record, or to any stockholder who owns our common stock listed in the name of a broker, bank or dealer as nominee, at the close of business on March 21,

2018. Any request for a copy of our Annual Report on Form 10-K should be mailed to our Corporate Secretary at P.O. Box 79588, Houston, Texas 77279, or by calling (713) 568-4910.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2018. You are requested to cast your proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Notice of Internet Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board currently consists of eleven members.

        At each annual meeting, our stockholders will elect our directors. Our executive officers and key employees serve at the discretion of the Board. Directors elected by holders of our common stock and Preferred Stock may be removed, either with or without cause, by the affirmative vote of the holders of a majority of our common stock and Preferred Stock, with shares of Preferred Stock voting on an as-converted basis, so long as at least 50% of the voting power of all our shares of common stock is owned by the Sponsor Group. At any other time, directors elected by holders of our common stock and Preferred Stock may be removed for cause only by the affirmative vote of at least 75% of the voting power of our common stock and Preferred Stock, with shares of Preferred Stock voting on an as-converted basis. Directors elected by our Preferred Stock may be removed, either with or without cause, by the affirmative vote of the holders of a majority of our Preferred Stock.

        Further, in connection with the closing of our initial public offering, we entered into a stockholders' agreement (the "Stockholders' Agreement") with the Sponsor Group. Among other things, the Stockholders' Agreement provides the right to designate nominees to the Board as follows:

  •
  so long as the Sponsor Group beneficially own greater than 50% of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings can each nominate up to three nominees to the Board;

  •
  so long as the Sponsor Group and their affiliates beneficially own greater than 35% of the Company's common stock but less than 50% of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings can each nominate two nominees to the Board;

  •
  so long as the Sponsor Group and their affiliates beneficially own greater than 15% of the Company's common stock but less than 35% of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings can each nominate one nominee to the Board and can nominate a third nominee by agreement between them;

  •
  so long as the Sponsor Group and their affiliates beneficially own greater than 5% but less than 15% of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings can each nominate one nominee to the Board; and

  •
  once the Sponsor Group and their affiliates beneficially own less 5% of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings will not have any board designation rights.

        The Stockholders Agreement also requires us and the stockholders party thereto to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), including voting their shares of our common stock, to cause the election of the nominees designated by WildHorse Holdings and Esquisto Holdings. In addition, the Stockholders' Agreement provides that for so long as the Sponsor Group and their affiliates beneficially own at least 15% of the outstanding shares of the Company's common stock in the aggregate, WildHorse Holdings and Esquisto Holdings will have the right to cause any committee of the Board to include in its membership at least one director designated by WildHorse Holdings or Esquisto Holdings, except to the extent that such membership would violate applicable securities laws or stock exchange rules. The rights granted to WildHorse Holdings and Esquisto Holdings to designate directors are additive to and not intended to limit in any way the rights that the Sponsor Group or any of their affiliates may have to nominate, elect or remove the Company's directors under the amended and restated certificate of incorporation (the "certificate of incorporation"), bylaws or the Delaware General Corporation Law ("DGCL"). WildHorse Holdings has nominated Jay C. Graham,

Scott A. Gieselman and Tony R. Weber and Esquisto Holdings has nominated Anthony Bahr, David W. Hayes and Richard D. Brannon.

        The Board, upon the directive of the Sponsor Group pursuant to the terms of our certificate of incorporation and bylaws, has nominated the following individuals for election as directors of the Company to serve until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:

Jay C. Graham
Anthony Bahr
Richard D. Brannon
Jonathan M. Clarkson
Scott A. Gieselman
David W. Hayes
Stephanie C. Hildebrandt
Grant E. Sims
Tony R. Weber

        Each of the nine director nominees directly above receiving a plurality of the votes by holders of our common stock and Preferred Stock, voting together as a single class, at the Annual Meeting will be elected. The Board recommends that you vote "FOR" the election of each of the nominees listed above.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nine nominees named above. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the proxyholders will vote for the election of a substitute nominee that the Board recommends.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF COMMON STOCK AND PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEES DIRECTLY ABOVE.

 PROPOSAL 2—ELECTION OF DIRECTORS

        The Board currently consists of eleven members.

        At each annual meeting, our stockholders will elect our directors. Our executive officers and key employees serve at the discretion of the Board. Directors elected by holders of our common stock and Preferred Stock may be removed, either with or without cause, by the affirmative vote of the holders of a majority of our common stock and Preferred Stock, with shares of Preferred Stock voting on an as-converted basis, so long as at least 50% of the voting power of all our shares of common stock is owned by the Sponsor Group. At any other time, directors elected by holders of our common stock and Preferred Stock may be removed for cause only by the affirmative vote of at least 75% of the voting power of our common stock and Preferred Stock, with shares of Preferred Stock voting on an as-converted basis. Directors elected by our Preferred Stock may be removed, either with or without cause, by the affirmative vote of the holders of a majority of our Preferred Stock.

        The Carlyle Investor, as the sole holder of Preferred Stock, pursuant to the Certificate of Designations, is also entitled to, voting separately as a class, nominate and elect (i) two directors to our board of directors for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing at least 10% of our outstanding common stock on an as-converted basis and (ii) one board seat for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing 5% or more of our outstanding common stock on an as-converted basis. The Carlyle Investor beneficially owns all of the Preferred Stock, which is 24.2% of the voting power to vote at the Annual Meeting with respect to Proposals 1 and 3 and all of the voting power with respect to Proposal 2, as of the Record Date. The Carlyle Investor has nominated Brian A. Bernasek and Martin W. Sumner and will vote its shares of Preferred Stock separately as a class, on the their election at the Annual Meeting.

        The Board, upon the directive of the Carlyle Investor, pursuant to the terms of our certificate of incorporation, bylaws and the Certificate of Designations, has nominated the following individuals for election as directors of the Company to serve until our 2019 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified:

Brian A. Bernasek
Martin W. Sumner

        Both of the director nominees directly above receiving votes by a majority of the holders of our then outstanding Preferred Stock, voting together as a single class, will be elected. The Board recommends that you vote "FOR" the election of both of the nominees listed above.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for the two nominees named above. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the proxyholders will vote for the election of a substitute nominee that the Board recommends.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF PREFERRED STOCK, VOTING SEPARATELY AS A CLASS, VOTE FOR THE ELECTION OF EACH OF THE TWO NOMINEES DIRECTLY ABOVE.

 DIRECTORS

        After the Annual Meeting, assuming the stockholders elect the nominees of the Board as set forth in "Proposal 1—Election of Directors" and "Proposal 2—Election of Directors" above, the members of the Board will be:

Name	Age	Position
Jay C. Graham	47	Chief Executive Officer and Chairman
Anthony Bahr	48	President and Director
Brian A. Bernasek	45	Director
Richard D. Brannon	59	Director
Jonathan M. Clarkson	68	Director
Scott A. Gieselman	54	Director
David W. Hayes	43	Director
Stephanie C. Hildebrandt	53	Director
Grant E. Sims	62	Director
Martin W. Sumner	44	Director
Tony R. Weber	55	Director

        Set forth below is biographical information for the nominees. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

        Jay C. Graham has served as our Chief Executive Officer and as Chairman of our board of directors since September 2016. Previously, Mr. Graham served as Chief Executive Officer and as a member of the board of directors of Memorial Resource Development Corp. ("MRD") from January 2016 until it was acquired by Range Resources Corporation in September 2016. Previously, Mr. Graham served as Co-CEO and Co-Founder of WildHorse from June 2013 to January 2016 and President of WildHorse Resources Management Company ("WHRM") since its formation in October 2012 to January 2016. Prior to MRD's initial public offering in June 2014, Mr. Graham served as President of WildHorse Resources, LLC, one of the predecessors of MRD, from August 2007 to June 2014. From 1993 to 2007, Mr. Graham held a variety of positions of increasing responsibility with Halliburton, Devon Energy and Anadarko Petroleum Corporation. Further, Mr. Graham currently serves on the Petroleum Industry Board and the College of Engineering Advisory Council at Texas A&M University, is a co-founder and advisor of the Texas A&M Petroleum Ventures Program educational collaboration between the Mays Business School and Department of Petroleum Engineering and is also a member of the Petroleum Engineering Academy of Distinguished Graduates.

        The board of directors believes that Mr. Graham's degree and experience in petroleum engineering, as well as his history of operating oil and natural gas companies, bring valuable strategic, managerial and leadership skills to the board of directors and us.

        Anthony Bahr has served as our President and a member of our board of directors since our formation in August 2016. Previously, Mr. Bahr was a Co-Founder and served as the Co-CEO of WildHorse since WildHorse's formation in June 2013 and Chief Executive Officer of WHRM since its formation in October 2012. Additionally, Mr. Bahr was a Co-Founder and served as Chief Executive Officer of WildHorse Resources, LLC, one of the predecessors of MRD, since its formation in 2007. Prior to 2007, Mr. Bahr held various management and engineering roles with Hilcorp Energy, Devon Energy, Ocean Energy, Berry Petroleum and Unocal Corporation. Further, Mr. Bahr currently serves on the Dean's Council of the Mays Business School at Texas A&M University, is a co-founder and advisor of the Texas A&M Petroleum Ventures Program educational collaboration between the Mays Business School and Department of Petroleum Engineering and is also a member of the Petroleum

Engineering Academy of Distinguished Graduates. Mr. Bahr is a registered petroleum engineer in California.

        The board of directors believes that Mr. Bahr's degree and experience in petroleum engineering, as well as his history of operating oil and natural gas companies, bring valuable strategic, managerial and analytical skills to the board of directors and us.

        Brian A. Bernasek has served as a member of our board of directors since June 2017. Mr. Bernasek is a Managing Director of The Carlyle Group and head of the firm's Global Industrial and Transportation team. Prior to joining Carlyle in 2000, Mr. Bernasek held positions in New York with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek is a graduate of the University of Notre Dame and received his M.B.A. from the Harvard Business School. He is currently also a member of the Board of Directors of Accudyne Industries, Atotech BV, Novolex Holdings, Inc., and Signode Industrial Group. He previously served on the Board of Directors of Allison Transmission, Inc. (NYSE: ALSN), HD Supply, Inc. (NYSE:HDS) and The Hertz Corporation (NYSE:HTZ), among others.

        The board of directors believes that Mr. Bernasek's considerable financial and private equity experience, as well as his experience on the boards of several companies bring important and valuable skills to the board of directors and us.

        Richard D. Brannon has served as a member of our board of directors since September 2016. From June 2014 through December 12, 2016, Mr. Brannon was Chairman and CEO of Esquisto Resources II, LLC and, since 2007, President of certain CH4 Energy entities, all companies focused on horizontal development of oil & gas reserves in the Eagle Ford formation. Mr. Brannon serves on the Board of Directors of the general partner of Energy Transfer Equity, L.P., and is currently Chairman of the Audit Committee, and previously served on the boards of Sunoco LP, Regency Energy Partners LP, OEC Compression Corporation and Cornerstone Natural Gas, Inc. Mr. Brannon has over 35 years in the energy business starting his career in 1981 with TXO Production Corp. Further, Mr. Brannon is a Certified Registered Professional Engineer in the State of Texas.

        The board of directors believes that Mr. Brannon's extensive experience in the energy industry, including his past experiences as an executive with various energy companies, brings important and valuable skills to the board of directors and us.

        Jonathan M. Clarkson has served as a member of our board of directors since December 2016. From 2011 until April 2017, Mr. Clarkson served on the board of directors and as a member of the audit committee of Memorial Production Partners GP LLC ("MEMP GP"). From May 2012 until January 2016, Mr. Clarkson served as Chief Financial Officer for Matrix Oil Corporation. Mr. Clarkson served as Chairman of the Houston Region of Texas Capital Bank from May 2009 until his retirement in December 2011. From 2003 to May 2009, he served as President and CEO of the Houston Region of Texas Capital Bank. From May 2001 to October 2002, Mr. Clarkson served as President, Chief Financial Officer and a director of Mission Resources Corp., an independent oil and gas exploration and production company. From 1999 through 2001, Mr. Clarkson served as President and Chief Operating Officer of Bargo Energy Company, a private company engaged in the acquisition and exploitation of onshore oil and natural gas properties, which merged with Mission Resources in May 2001. From 1987 to 1999, Mr. Clarkson served as Executive Vice President and Chief Financial Officer for Ocean Energy Corp. and its predecessor company United Meridian Corporation. From October 2006 until December 2009, Mr. Clarkson served on the board of directors, was chairman of the audit committee, and was a member of the compensation committee of Edge Petroleum Corp., an oil and gas exploration and production company. Mr. Clarkson currently serves on the board of directors, is chairman of the audit committee, and is a member of the corporate governance committee, of Parker Drilling Company. This service began in January 2012. Since September 2010, Mr. Clarkson has served on the advisory board of Rivington Capital Advisors, LLC, an investment banking firm focused on upstream energy sector investments.

        The board of directors believes that Mr. Clarkson's over 40 years of experience in the oil and gas industry, his service in multiple Chief Financial Officer positions with both private and public companies and his experience as Audit Chair for three public companies bring extensive financial expertise and proven leadership to the board of directors and us.

        Scott A. Gieselman has served as a member of our board of directors since September 2016. Mr. Gieselman has served as a Partner for NGP since April 2007. Prior to joining NGP, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. Mr. Gieselman served as a member of the board of directors of Rice Energy, Inc. from January 2014 until it was acquired by EQT Corporation in November 2017 and was a member of the board of directors of MRD from its formation until it was acquired by Range Resources Corporation in September 2016. In addition, Mr. Gieselman served as a member of the board of directors of MEMP GP from December 2011 until March 2016.

        The board of directors believes that Mr. Gieselman's considerable financial and energy investment banking experience, as well as his experience on the boards of several energy companies bring important and valuable skills to the board of directors and us.

        David W. Hayes has served as a member of our board of directors since September 2016. Mr. Hayes has served as a Partner for NGP since 2008. Prior to joining NGP, Mr. Hayes was a member of Merrill Lynch's Energy Investment Banking group in Houston, Texas, where he focused on mergers and acquisitions and financing in the exploration and production and natural gas pipeline industries. Mr. Hayes previously served on the board of directors of the general partner of Eagle Rock Energy Partners, L.P. from June 2011 until its sale to Vanguard Natural Resources LLC in October 2015 and the board of directors for the general partner of PennTex Midstream Partners, LP ("PennTex") from June 2015 until NGP sold its interest in PennTex in November 2016.

        The board of directors believes that Mr. Hayes's considerable financial and energy investment banking experience, as well as his experience on the boards of several energy companies bring important and valuable skills to the board of directors and us.

        Stephanie Hildebrandt has served as a member of our board of directors since December 2017. Ms. Hildebrandt is Senior Vice President, General Counsel and Secretary of Archrock, Inc. She also serves as Senior Vice President, General Counsel and Director of Archrock GP LLC, the managing general partner of Archrock Partners, L.P. Prior to joining Archrock in August 2017, Ms. Hildebrandt was a partner in the Houston office of global law firm Norton Rose Fulbright, with a practice focused on corporate governance, energy transactions and mergers and acquisitions. Previously, she was Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P., a publicly traded pipeline partnership and a provider of midstream energy services, from 2010 to 2014, and held various other roles at Enterprise from 2004, including Vice President, Deputy General Counsel and Assistant Secretary. Ms. Hildebrandt was an attorney for El Paso Corporation / GulfTerra Energy Partners from 2001 until GulfTerra's merger with Enterprise in 2004 and an attorney for Texaco, Inc. from 1989 to 2001. Currently she serves as a Director for Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP and as a member of the conflicts committee. Ms. Hildebrandt served as a Director of TRC Companies, Inc. from December 2014 until its acquisition in June 2017. She currently serves as a member of the Advisory Council of the Kay Bailey Hutchison Center for Energy, Law & Business at the University of Texas.

        The board of directors believes that Ms. Hildebrandt's extensive experience in the legal and energy industry, including her leadership roles in several midstream companies bring substantial leadership skill and experience to the board of directors and us.

        Grant E. Sims has served as a member of our board of directors since February 2017. Mr. Sims has served as a director and Chief Executive Officer of the general partner of Genesis Energy Partners, L.P. (NYSE: GEL) since August 2006 and Chairman of the Board of the general partner since October 2012. He served as a director of Texas Capital Bancshares, Inc. (NASDAQ: TCBI) from April 2012 until January 2015. Mr. Sims had been a private investor since 1999. He was affiliated with Leviathan Gas Pipeline Partners, L.P. from 1992 to 1999, serving as the Chief Executive Officer and a director beginning in 1993 until he left to pursue personal interests, including investments. Leviathan (subsequently known as El Paso Energy Partners, L.P. and then GulfTerra Energy Partners, L.P.) was an NYSE-listed MLP that merged with Enterprise Products Partners, L.P. on September 30, 2004. Mr. Sims provides leadership skills, executive management experience and significant knowledge of our business environment.

        The board of directors believes that Mr. Sims' extensive experience in the energy industry, including his service in multiple Chief Executive Officer positions focused on midstream energy sector companies bring substantial leadership skill and experience to the board of directors and us.

        Martin W. Sumner has served as a member of our board of directors since June 2017. Mr. Sumner is a Managing Director of The Carlyle Group where he focuses on investment opportunities in the industrial and transportation sectors. Mr. Sumner has been at The Carlyle Group since 2003 and has led or been a key contributor to the firm's energy and chemical related investments. Prior to joining Carlyle, he held positions with Thayer Capital Partners, a private equity firm and the strategy consulting group of Mercer Management Consulting. Mr. Sumner received his M.B.A. from Stanford University, where he was an Arjay Miller Scholar and a B.S. in Economics, magna cum laude, from the Wharton School of the University of Pennsylvania. He is currently also a member of the Board of Directors of Atotech BV and AxleTech International. He previously served on the Board of Directors of Axalta Coating Systems (NYSE: AXTA) and Centennial Resource Production, among others.

        The board of directors believes that Mr. Sumner's extensive corporate finance and private equity experience bring substantial leadership skill and experience to the board of directors and us.

        Tony R. Weber has served as a member of our board of directors since September 2016. Mr. Weber currently serves as Managing Partner and Chairman of the Executive Committee for NGP. Prior to joining NGP in December 2003, Mr. Weber was the Chief Financial Officer of Merit Energy Company from April 1998 to December 2003. Prior to that, he was Senior Vice President and Manager of Union Bank of California's Energy Division in Dallas, Texas from 1987 to 1998. Mr. Weber served as Chairman of the board of directors of MRD from its formation in January 2014 until MRD was acquired by Range Resources Corporation in September 2016. In addition, Mr. Weber served as a member of the board of directors of MEMP GP from December 2011 to March 2016. Further, in his role at NGP, Mr. Weber serves on numerous private company boards as well as industry groups, IPAA Capital Markets Committee and Dallas Wildcat Committee. He currently serves on the Dean's Council of the Mays Business School at Texas A&M University and was a founding member of the Mays Business Fellows Program.

        The board of directors believes that Mr. Weber's extensive corporate finance, banking and private equity experience bring substantial leadership skill and experience to the board of directors and us.

 CORPORATE GOVERNANCE MATTERS

Code of Conduct

        The Board has adopted a code of business conduct and ethics (the "Code of Conduct") that applies to all directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available in the Corporate Governance section of our website at www.wildhorserd.com. The purpose of the Code of Conduct is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to us and our officers. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. The Code of Conduct is available in the Investor Relations section under the Corporate Governance tab of our website at www.wildhorserd.com.

        The Board has also adopted a financial code of ethics applicable to our Chief Executive Officer, President, Chief Financial Officer, Controller, Treasurer and other senior financial officers. Any waiver of this code may be made only by our board of directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. The financial code of ethics is available in the Investor Relations section under the Corporate Governance tab of our website at www.wildhorserd.com.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines ("Corporate Governance Guidelines") in accordance with the corporate governance rules of the NYSE. The Corporate Governance Guidelines are available in the Investor Relations section under the Corporate Governance tab of our website at www.wildhorserd.com.

Board Composition

        We have eleven directors. Assuming that the Sponsor Group continues to control more than 50% of our common stock, we intend to continue to avail ourselves of the "controlled company" exception under the New York Stock Exchange rules, which eliminates the requirements that we (i) have a majority of independent directors, (ii) maintain a compensation committee or (iii) maintain an independent nominating function. We are required, however, to have an audit committee comprised entirely of independent directors within the permitted "phase-in" period under the New York Stock Exchange rules, upon which we are relying. We do not expect such reliance to impact the audit committee's ability to act independently and to satisfy its applicable legal requirements.

        As a result of the size of the Sponsor Group's ownership of our common stock, that group is able to control matters requiring stockholder approval, including the election of nine of the eleven directors, changes to our organizational documents and significant corporate transactions.

        If at any time we cease to be a "controlled company" under the New York Stock Exchange rules, the Board will take all action necessary to comply with the New York Stock Exchange rules, including appointing a majority of independent directors to the Board, appointing a compensation committee composed entirely of independent directors and a nominating and corporate governance committee composed entirely of independent directors or a nominating process in which nominees for election to the Board are selected by, or recommended for the Board's selection by, a majority of the independent directors, subject to a permitted "phase-in" period. We will cease to qualify as a "controlled company" once the Sponsor Group ceases to control a majority of our voting stock.

        Our Board consists of a single class of directors each serving one year terms. After the Sponsor Group no longer collectively beneficially owns or controls more than 50% of the voting power of our outstanding common stock, our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms, and such directors will be removable only for "cause."

        In evaluating director candidates, the Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the ability of the Board to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. The Board will consider individuals identified by stockholders on the same basis as nominees from other sources. We have no minimum qualifications for director candidates. In general, however, the Board will review and evaluate both incumbent and potential new directors in an effort to achieve diversity of background, skills and experience among our directors and in light of the following criteria:

  •
  experience in business, government, education, technology or public interests;

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  high-level managerial experience in large organizations;

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  breadth of knowledge regarding our business or industry;

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  specific skills, experience or expertise related to an area of importance to us, such as energy production, consumption, distribution or transportation, government, policy, finance or law;

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  moral character and integrity;

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  commitment to our stockholders' interests;

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  ability to provide insights and practical wisdom based on experience and expertise;

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  ability to read and understand financial statements; and

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  ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on company matters.

        Although we do not have a policy in regard to the consideration of diversity in identifying director nominees, the Board seeks nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the range of skills and viewpoints necessary to fulfill its responsibilities.

Director Independence

        The Board has determined that, under the New York Stock Exchange listing standards, Messrs. Brannon, Clarkson, Gieselman, Hayes, Sims and Weber and Ms. Hildebrandt are independent directors. In addition, the Board has determined that, the New York Stock Exchange listing standards and taking into account any applicable committee standards and rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Messrs. Clarkson and Sims and Ms. Hildebrandt are independent directors under the heightened independence requirements for service on an audit committee. The Board considered Mr. Sims' position as Chief Executive Officer of one of our purchasers of hydrocarbons and other liquids, Genesis Energy, L.P. ("Genesis"), and determined that the relationship between Genesis and WildHorse does not affect Mr. Sims' independence. The Board considered the employment by WildHorse of Mr. Brannon's son, Richard D. Brannon, Jr., and determined that the relationship between Mr. Brannon's son and WildHorse does not affect Mr. Brannon's independence. For additional information regarding the relationships of Messrs. Sims and Brannon, see the discussion below under the heading "Certain Relationships and Related Party Transactions."

Leadership Structure of the Board

        Our bylaws and corporate governance guidelines provide the Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Graham serves as Chairman of the Board and facilitates communications between members of the Board and works with management in the preparation of the agenda for each Board meeting. All of our directors are encouraged to make suggestions for Board agenda items or pre-meeting materials.

        The Board has concluded that our current leadership structure is appropriate at this time. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

        Risk assessment and oversight are an integral part of our governance and management processes. The Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

        The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole. The Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee assists the Board in fulfilling its oversight responsibilities by overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-person transactions. The full Board oversees the performance of an annual compensation risk assessment.

Committees of the Board of Directors

        The Board has established an Audit Committee and may establish such other committees as the Board shall determine from time to time. The Audit Committee composition and responsibilities are described below.

  Audit Committee

        Messrs. Clarkson and Sims and Ms. Hildebrandt serve as the members of the Audit Committee. The Board has determined that Mr. Clarkson is an "audit committee financial expert" as defined by the SEC. Messrs. Clarkson and Sims and Ms. Hildebrandt each meet the criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and the independence standards established by the New York Stock Exchange. Mr. Clarkson serves as the Chairman of the Audit Committee.

        The duties of the Audit Committee are set forth in its charter, which is available in the Corporate Governance section of our website at http://www.wildhorserd.com. The principal duties of the Audit Committee are to assist the Board in fulfilling its responsibility to oversee management regarding:

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  systems of internal control over financial reporting and disclosure controls and procedures;

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  the integrity of the financial statements;

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  the qualifications, engagement, compensation, independence and performance of the independent auditors and our internal audit function;

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  compliance with legal and regulatory requirements;

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  review of material related party transactions; and

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  compliance with and adequacy of the Code of Conduct and review and, if appropriate, approve any requests for written waivers sought with respect to any executive officer or director under, the Code of Conduct.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

        During 2017, the Board and the Audit Committee met eight and four times respectively, either in person or by telephone. Each currently serving director attended at least 75% of the aggregate of the total number of meetings of the board of directors in 2017 (held during the periods for which he or she served as a director) and the total number of meetings held by each committee on which he or she served in 2017 (during the period that he or she served). Under our corporate governance guidelines, we encourage all of our directors and nominees for director to attend the Annual Meeting; however, attendance is not mandatory. Four of our nine directors at that time, attended our 2017 Annual Meeting of Stockholders.

        In connection with each of the quarterly board of directors meetings, the non-management directors meet in executive session without any members of management present. If the board of directors convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. Mr. Clarkson presides at each board executive session of non-management directors.

Stockholders' and Other Interested Parties' Communications with the Board of Directors

        Should stockholders and other interested parties wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at P.O. Box 79588, Houston, Texas 77279. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "WRD Stockholder-Board Communication" or "WRD Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Company's General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (i) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication and (ii) the communication falls within the scope of matters generally considered by the Board. If the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company's General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. If requested, any questions or comments will be kept confidential to the extent reasonably possible. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

Compensation Committee Interlocks and Insider Participation

        During 2017, none of our executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on the Board. During 2017, no member of the Board was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

Compensation Committee Report

        As permitted under the New York Stock Exchange "controlled company" exception, we do not have a compensation committee. The Board has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with management. Based on its review and discussion with management, the Board approved that the "Compensation Discussion and Analysis" section be included in this proxy statement.

Jay C. Graham, Chairman of the Board
Anthony Bahr
Brian A. Bernasek
Richard D. Brannon
Jonathan M. Clarkson
Scott A. Gieselman
David W. Hayes
Stephanie C. Hildebrandt
Grant E. Sims
Martin W. Sumner
Tony R. Weber

DIRECTOR COMPENSATION IN 2017

        Our officers or employees and officers or employees of NGP or Carlyle who also serve as our directors do not receive additional compensation for their service as a director. Our directors who are not our officers or employees and our directors who are not officers or employees of NGP or Carlyle receive compensation as "non-employee directors." The following table presents information regarding compensation paid to the non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(2)		All Other Compensation ($)	Total ($)
Richard D. Brannon	$150,000	$	—(3)	$—	$150,000
Jonathan M. Clarkson(1)	195,000		— (3)	—	195,000
Stephanie C. Hildebrandt	—		—	—	—
Grant E. Sims	175,000		142,200	—	317,200

(1)
Mr. Clarkson serves as chairman of the Audit Committee.

(2)
Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the WildHorse Resource Development Corporation 2016 Long Term Incentive Plan (the "WRD Plan") to Mr. Sims, calculated in accordance with Financial Standards Accounting Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. These amounts were calculated based on a closing market price for our shares of common stock on February 10, 2017, the date of grant. For additional information about the assumptions used in the valuation of these awards, see Note 13 of the Notes to Consolidated and Combined Financial Statements included in our Form 10-K for the year ended December 31, 2017.

(3)
Messrs. Brannon and Clarkson each received an award of 10,000 shares of restricted stock pursuant to the WRD Plan on December 19, 2016 for 2017 director service.

        For 2018, the following compensation has been approved for our non-employee directors:

  •
  an annual retainer of $150,000 for each director, payable quarterly in arrears;

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  an annual restricted stock award equal in value to approximately $150,000, which award vests in full on the first anniversary of such date of grant (such awards were made on January 4, 2018); and

  •
  for the chairman of the audit committee, an additional retainer of $7,500 for service as the chair.

        In addition, our non-employee directors are reimbursed for all out-of-pocket expenses incurred in connection with attending Board or committee meetings. Each director is indemnified for his or her actions associated with being a director to the fullest extent permitted under Delaware law. Directors who are also our employees or employees of NGP or Carlyle will not receive any additional compensation for their service on our board of directors. The Board approved a one-time fee of $37,500 for each of Messrs. Clarkson and Sims in connection with their service on the Special Committee's negotiation and approval of the Preferred Stock offering and sale to the Carlyle Investor.

Process for Determining Non-Employee Director Compensation

        The Board conducts an annual review of director compensation and benefits, including cash, equity-based awards and other compensation. In determining non-employee director compensation, the Board will consider whether a director's independence may be jeopardized if: (i) director compensation and perquisites exceed customary levels, (ii) WRD makes substantial charitable contributions to organizations with which a director is affiliated and/or (iii) WRD enters into consulting contracts with

(or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

        In determining non-employee director compensation, the Board seeks advice from the independent compensation consultants who are retained by the Board to, among other functions, analyze compensation and develop initial recommendations as to the amount and form of compensation to be paid to WRD's non-employee directors, including pay mix. After the Board's review of this information with the compensation consultant, the Board approved the compensation paid to non-employee directors for 2017.

Independent Compensation Consultants

        The Board has the authority to engage the services of outside advisors and, WRD, at the direction of the Board, retained Pearl Meyer & Partners, LLC ("Pearl Meyer"), a global professional services firm, to assist the Board with its review of WRD's executive and non-employee director compensation programs including, without limitation: (i) recommending the most appropriate peer group, (ii) examining competitive levels of base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation of WRD's executive officers against the chosen peer group, (iii) comparing the compensation of WRD's executive team to market data to determine current posture relative to the competitive market, (iv) analyzing how peer companies effectively deliver compensation to their executive officers in terms of overall mix and program design, (v) developing initial recommendations as to the amount and form of compensation to be paid to WRD's executive officers, (vi) developing initial recommendations as to the design/construct of WRD's annual incentive (bonus) and long-term incentive programs and (vii) assisting in the implementation of the short- and long-term incentive programs, including addressing any ongoing concerns.

        To maintain the consultants' independence from management, the consultants did not provide any services to WRD, other than services provided to the Board. On an annual basis, the Board reviews the following with Pearl Meyer: (i) whether Pearl Meyer provided other services to WRD, (ii) the amount of fees received from WRD by Pearl Meyer as a percentage of the total revenue of Pearl Meyer, (iii) policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, (iv) any business or personal relationships of the consultants or Pearl Meyer with members of the Board or WRD's executive officers, and (v) any WRD stock owned by the consultants. In each case, the Board has found that Pearl Meyer and the Pearl Meyer consultants did not have any such relationships with WRD or own stock in WRD.

        The independent compensation consultants reported directly to the Board and, with the consent of Board, coordinated and gathered information with which to advise the Board from members of management and human resources personnel. The work of Pearl Meyer for the Board did not present any conflicts of interest that required the Board's consideration.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Reorganization

        In connection with our initial public offering, we engaged in reorganization events and transactions with certain affiliates and our existing equity holders. Pursuant to a contribution agreement, (i) the owners of WildHorse Resources II, LLC ("WHRII") exchanged all of their interests in WHRII for equivalent interests in WildHorse Investment Holdings, LLC and the owners of Esquisto Resources II, LLC ("Esquisto II") exchanged all of their interests in Esquisto II for equivalent interests in Esquisto Investment Holdings, LLC (ii) WildHorse Investment Holdings, LLC contributed all of the interests in WHRII to WildHorse Holdings, Esquisto Investment Holdings contributed all of the interests in Esquisto II to Esquisto Holdings and the owner of WHE Holdings contributed all of its interests in WHE AcqCo., LLC ("AcqCo.") to WHE Holdings and (iii) WildHorse Holdings, Esquisto Holdings and WHE Holdings contributed all of the interests in WHRII, Esquisto II and AcqCo., respectively, to us in exchange for 21,200,084 shares, 38,755,330 shares and 2,563,266 shares, respectively, of our common stock. We refer to these reorganization transactions as the "Corporate Reorganization." As a result of the Corporate Reorganization, WHRII, Esquisto II and AcqCo. became direct, wholly owned subsidiaries of WildHorse Resource Development Corporation.

Stockholders' Agreement

        In connection with our initial public offering, we entered into a stockholders' agreement with the Sponsor Group. Among other things, the stockholders' agreement provides the right to designate nominees to our board of directors as follows:

  •
  so long as WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI collectively own greater than 50% of our common stock, WildHorse Holdings and Esquisto Holdings can each nominate up to three nominees to our board of directors;

  •
  so long as WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI collectively own greater than 35% of our common stock but less than 50% of our common stock, WildHorse Holdings and Esquisto Holdings can each nominate two nominees to our board of directors;

  •
  so long as WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI collectively own greater than 15% of our common stock but less than 35% of our common stock, WildHorse Holdings and Esquisto Holdings can each nominate one nominee to our board of directors and can nominate a third nominee by agreement between them;

  •
  so long as WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI collectively own greater than 5% but less than 15% of our common stock, WildHorse Holdings and Esquisto Holdings can each nominate one nominee to our board of directors; and

  •
  once WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI collectively own less 5% of our common stock, WildHorse Holdings and Esquisto Holdings will not have any board designation rights.

        Pursuant to the stockholders' agreement we, WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI will be required to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by WildHorse Holdings and Esquisto Holdings.

        In addition, the stockholders' agreement provides that for so long as WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI and their affiliates own at least 15% of the outstanding shares of our common stock, WildHorse Holdings and Esquisto Holdings will have the right to cause any committee of our board of directors to include in its membership at least one director designated by WildHorse Holdings or Esquisto Holdings, except to the extent that such membership would violate applicable securities laws or stock exchange rules. The rights granted to WildHorse Holdings and Esquisto Holdings to designate directors are additive to and not intended to limit in any way the rights that WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings and NGP XI or any of their affiliates may have to nominate, elect or remove our directors under our certificate of incorporation, bylaws or the DGCL.

Registration Rights Agreement

        We are parties to an amended and restated registration rights agreement with the Sponsor Group, CP VI Eagle Holdings, L.P. (the "Carlyle Investor"), and Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-1 Holding L.P. (collectively, "KKR"). Pursuant to the amended and restated registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

  Demand Rights

        Subject to the limitations set forth below, at any time after (i) for the Sponsor Group, the 180 day lock-up period, related to our initial public offering, or (ii) for the Carlyle Investor, June 30, 2018, and subject to the limitations set forth below, each member of the Sponsor Group and the Carlyle Investor (or its permitted transferees) have the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of its shares of our common stock. Generally, we are required to provide notice of the request to certain other holders of our common stock who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect more than a total of four demand registrations for each of WildHorse Holdings, Esquisto Holdings and WHE Holdings, and more than a total of six demand registrations for the Carlyle Investor.

        Subject to certain exceptions, we are also not be obligated to effect any demand registration in which the anticipated aggregate offering price for our common stock included in such offering is less than $75 million. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use reasonable best efforts to maintain the effectiveness of any such registration statement until the earlier of (i) 180 days (or two years in the case of a shelf registration statement) after the effective date thereof or (ii) the date on which all shares covered by such registration statement have been sold (subject to certain extensions).

        In addition, each member of the Sponsor Group (or its permitted transferees) have the right to require us, subject to certain limitations, to effect a distribution of any or all of its shares of our common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) shall constitute a demand request subject to the limitations set forth above.

  Piggyback Rights

        Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify each Holder (or its permitted transferees), NGP XI, Mr. Graham, Mr. Bahr, the Carlyle Investor and KKR of such proposal to allow them to include a specified number of their shares of our common stock in that registration statement or underwritten offering, as applicable. KKR was made a Holder under the amended and restated registration rights agreement for purposes of obtaining such piggyback rights.

  Conditions and Limitations; Expenses

        These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Transition Services Agreement

        Upon the closing of our initial public offering, we entered into a transition services agreement with CH4 Energy IV, LLC, PetroMax Operating Co., Inc. and Crossing Rocks Energy, LLC (former affiliates of Esquisto II and, collectively, the "Service Providers"), pursuant to which the Service Providers agreed to provide certain engineering, land, operating and financial services to us for six months relating to our Eagle Ford acreage. In exchange for such services, we agreed to pay a monthly management fee to the Service Providers.

        The Service Providers did not have a termination right under the transition services agreement. We had a right to terminate the transition services agreement at any time by providing 30-days prior written notice to the Service Providers. The transition services agreement could only be assigned by a party with each other party's consent. NGP and certain former management members of Esquisto II own the Service Providers. The transition service agreement was terminated on March 31, 2017 and for the year ended December 31, 2017, we paid the Service Providers $0.1 million.

Transactions with Related Persons

  Board of Director Relationships

        Mr. Sims joined our Board in February 2017 and is currently the Chief Executive Officer of Genesis, one of our purchasers of hydrocarbons and other liquids. During the fiscal year ended December 31, 2017, WildHorse received disbursements from Genesis of approximately $2.2 million, which is less than 1% of Genesis' revenue for 2017. Mr. Graham's sister-in-law, Erica Casias, is a non-officer employee of the Company since April 2010. Ms. Casias received total compensation from WildHorse in 2017 of approximately $132,000. In addition, Mr. Brannon's son, Richard D. Brannon, Jr., who had been an employee of CH4 Energy, joined WildHorse as a non-officer employee in connection with our initial public offering in December 2016. Mr. Brannon's son received total compensation from WildHorse in 2017 of approximately $188,000. The three relationships were reviewed and approved under the Related Party Transactions Policy. The Board has determined that our relationships with such related parties do not affect the independence of Messrs. Brannon or Sims and that Messrs. Brannon and Sims each qualifies as "independent" in accordance with NYSE listing standards.

  NGP Affiliated Companies

        Carlyle Group, L.P.    The Carlyle Group, L.P. and certain of its affiliates indirectly own a 55% interest in certain gross revenues of NGP ECM, is a limited partner entitled to 47.5% of the carried interest from NGP XI, and is entitled to 40% of the carried interest from NGP X US Holdings (without, in either case, any rights to vote or dispose of either such fund's direct or indirect interest in us). NGP ECM manages investment funds, including NGP IX US Holdings, NGP X US Holdings and NGP XI, that collectively directly or indirectly through their equity interests in WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings own a majority of our outstanding shares of common stock. As described above, Carlyle purchased 435,000 shares of our preferred stock on June 30, 2017. In addition, the Carlyle Investor, as a holder of Preferred Stock is entitled to elect (i) two directors to our board of directors for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of

Preferred Stock, representing at least 10% of our outstanding common stock on an as-converted basis and (ii) one board seat for so long as the Carlyle Investor or its affiliates hold Preferred Stock and shares of our common stock, including shares of common stock issuable upon the conversion of Preferred Stock, representing 5% or more of our outstanding common stock on an as-converted basis.

        NGP ECM.    During the year ended December 31, 2017, we had net disbursements of $0.2 million related to expense reimbursements associated with the Corporate Reorganization and their services as directors of WRD.

        CH4 Energy.    CH4 Energy entities are NGP affiliated companies and Mr. Brannon, one of our directors, is President of these entities. During the year ended December 31, 2017 we had disbursements of $0.5 million to certain CH4 Energy entities, of which $0.2 million is related to office rental and parking payments and $0.3 million was a reimbursement of landman services and expenses incurred in 2016 that CH4 had paid on our behalf. Additionally, the Company acquired incremental leasehold interests from CH4 for $0.1 million during the year ended December 31, 2017 in connection with the Corporate Reorganization.

        Cretic Energy Services, LLC.    During the year ended December 31, 2017, we made payments of $0.2 million to Cretic Energy Services, LLC, a NGP affiliated company, for services related to our drilling and completion activities.

        Garland Exploration, LLC.    The Company acquired incremental leasehold interests for $0.1 million during the year ended December 31, 2017 in connection with the Corporate Reorganization.

Procedures for Approval of Related Party Transactions

        We maintain a policy for approval of related party transactions. The policy and procedures for reviewing related party transactions are not formally stated, but are derived from the Code of Business Conduct and Ethics and the charter of the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing all material facts of all related party transactions, including transactions for which disclosure would be required under Item 404(a) of Regulation S-K. A "Related Party Transaction" is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A "Related Person" means:

  •
  any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

  •
  any person who is known by us to be the beneficial owner of more than 5% of our common stock;

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

  •
  any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

 EXECUTIVE OFFICERS

        The following table provides information regarding our current executive officers.

Name	Age	Position
Jay C. Graham	47	Chief Executive Officer and Director
Anthony Bahr	48	President and Director
Andrew J. Cozby	51	Executive Vice President and Chief Financial Officer
Steve Habachy	39	Executive Vice President and Chief Operating Officer
Kyle N. Roane	38	Executive Vice President, General Counsel and Corporate Secretary

        Set forth below is a description of the backgrounds of our executive officers. See following "Proposal 1—Election of Directors" and "Proposal 2—Election of Directors" for biographical information of Jay C. Graham and Anthony Bahr.

        Andrew J. Cozby has served as our Executive Vice President and Chief Financial Officer since September 2016. Previously, Mr. Cozby served as Senior Vice President and Chief Financial Officer of MRD from November 2014 until it was acquired by Range Resources Corporation in September 2016, Vice President and Chief Financial Officer of MRD from April 2014 to November 2014 and Vice President, Finance of MRD's predecessor ("MRD LLC") from April 2011 to June 2014. Mr. Cozby also served as the Vice President and Chief Financial Officer of MEMP GP from February 2012 to July 2014. From February 2011 to April 2011, Mr. Cozby served as Senior Vice President and Chief Financial Officer of Energy Maintenance Services. Prior to that, he was Chief Financial Officer of Greystone Oil & Gas LLP and Greystone Drilling LP from May 2006 to December 2010. From 2000 to May 2006, Mr. Cozby was Director of Finance for Enterprise Products Partners LP and held various corporate finance positions with its affiliates GulfTerra Energy Partners, LP and El Paso Energy Partners, LP. Prior to that, Mr. Cozby held positions with J.P. Morgan from 1998 to 2000. Further, Mr. Cozby currently serves on the Advisory Council for the Master of Science in Finance program for the McCombs School of Business at the University of Texas at Austin.

        Steve Habachy has served as our Executive Vice President and Chief Operating Officer since September 2016. Mr. Habachy joined WildHorse Resources, LLC, one of the predecessors of MRD, in 2010, where he served as Vice President, Operations from May 2010 to December 2012. Since January 2013, Mr. Habachy has served as Vice President Operations for WHRM. From March 2007 to April 2010, Mr. Habachy was a partner of Winter Ridge Energy LLC where he served as Vice President of Engineering and Operations. Prior to 2007, Mr. Habachy served in a wide variety of technical engineering and management roles in Louisiana, East Texas and the Gulf Coast with Anadarko Petroleum and Hilcorp Energy Company. Further, Mr. Habachy currently serves on the External Advisory Committee for the Department of Petroleum and Geosystems Engineering at the University of Texas at Austin.

        Kyle N. Roane has served as our Executive Vice President, General Counsel and Corporate Secretary since September 2016. Previously, Mr. Roane served as Senior Vice President, General Counsel and Corporate Secretary of MRD from November 2014 until it was acquired by Range Resources Corporation in September 2016, Vice President, General Counsel and Corporate Secretary of MRD from January 2014 to November 2014, Vice President, General Counsel and Corporate Secretary of MRD LLC from January 2014 to June 2014, and General Counsel and Corporate Secretary of MRD LLC from February 2012 through December 2013. Mr. Roane served as Senior Vice President, Compliance and Administration of MEMP GP from July 2015 to April 2016, Senior Vice President, General Counsel and Corporate Secretary of MEMP GP from November 2014 to July 2015,

Vice President, General Counsel and Corporate Secretary of MEMP GP from January 2014 to November 2014, and General Counsel and Corporate Secretary of MEMP GP from February 2012 through December 2013. From 2005 to February 2012, Mr. Roane practiced corporate and securities law at Akin Gump Strauss Hauer & Feld L.L.P. MEMP GP and its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code in January 2017 and subsequently emerged as Amplify Energy Corp. in May 2017.

EXECUTIVE COMPENSATION

        We are currently considered an "emerging growth company," within the meaning of the Securities Act, for purposes of the SEC's executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and related narrative disclosure, an Outstanding Equity Awards at Fiscal Year-End table, and additional limited narrative disclosures regarding executive compensation for our last two completed fiscal years. Further, our reporting obligations extend only to our "named executive officers," or "NEOs," who are the individuals who served as our principal executive officer and our two other most highly compensated officers who served as executive officers during the last completed fiscal year. This executive compensation disclosure provides an overview of the 2017 executive compensation program for our named executive officers identified below. For 2017, our named executive officers were:

Name	Principal Position
Jay C. Graham	Chief Executive Officer
Anthony Bahr	President
Andrew J. Cozby	Executive Vice President and Chief Financial Officer
Steve Habachy	Executive Vice President and Chief Operating Officer
Kyle N. Roane	Executive Vice President, General Counsel and Corporate Secretary

Compensation Overview

        We employ a compensation philosophy that emphasizes pay-for-performance, based on a combination of our performance and the individual's anticipated future impact on our performance, which results in the majority of each NEO's compensation being placed at risk. The compensation of our NEOs includes a significant component of incentive compensation based on our performance, which for 2017 consisted of performance-based, discretionary annual cash incentive bonuses. The performance metrics governing incentive compensation are not tied in any way to the performance of any other entities. We believe this pay-for-performance approach generally aligns the interests of our executive officers with those of our stockholders, and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance fails to meet expectations.

        Our executive compensation is designed to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our stockholders, and to reward success in reaching such goals. We use three primary elements of compensation to fulfill that design—base salary, cash bonus, and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to base salary) represent the business performance and stock price-driven elements of our compensation program. They are also flexible in application and can be tailored to meet our objectives. The determination of specific individuals' cash bonuses reflects our belief as to the NEOs' relative contribution to achieving or exceeding annual goals, and the determination of specific individuals' long-term incentive awards, which for 2017 were time-based restricted stock awards, is based on their expected long-term contributions.

        We do not have a defined benefit or pension plan for our NEOs because we believe such plans primarily reward longevity rather than performance. We provide a basic benefits package generally to all employees, which includes a company-sponsored 401(k) plan and health, disability and life insurance.

Business Performance and Impact on Pay

        We are providing information regarding our business performance and the impact of such business performance upon pay actually realized by our NEOs in order to enable our stockholders to better understand our executive compensation program and the key business factors that impact the design and ultimate payments made under our executive compensation program.

  2017 Business Performance

        We achieved strong operational performance in 2017, despite weaker oil and natural gas prices. In 2017, we increased average daily production, completed strategic acquisitions, and prudently allocated capital, all while maintaining a strong safety record. Achieving these key business objectives is fundamental to delivering superior returns for our stockholders over time. Specific achievements included:

  •
  Increased average daily production 112% to 30.7 MBoe/d for 2017 compared to 14.5 MBoe/d in 2016;

  •
  Brought online 93 gross (90.5 net) horizontal wells in 2017;

  •
  Increased proved reserves by 198% to 454.3 MMBoe at year-end 2017 compared to 152.5MMBoe at year-end 2016;

  •
  Increased Eagle Ford acreage to approximately 404,000 net acres from approximately 263,000 net acres at year-end 2016 pro-forma for our recent Lee County acquisition;

  •
  Replaced 2,096% of production in 2017 including performance revisions and excluding price revisions and acquisitions.

  •
  Completed a $435 million strategic preferred equity investment by the Carlyle Group;

  •
  Increased the borrowing base of our senior secured revolving credit facility from $450.0 million to $875.0 million; and

  •
  Maintained a strong liquidity position of approximately $590 million at December 31, 2017.

Elements of 2017 Compensation

        We strive to recruit individuals who will support the Company's mission and values. To accomplish this overarching goal, the Company's executive compensation philosophy aims to properly motivate management with an easy to comprehend compensation package that seeks to provide the NEOs with base salaries, annual cash bonuses, and long-term equity-based compensation awards. Our NEOs also receive certain retirement, health, welfare, and additional benefits as described below.

Compensation Elements	Characteristics	Primary Objective
Base salary	Fixed annual cash compensation. Salaries may be increased from time to time based on our NEOs' responsibilities and performance.	Recognize performance of job responsibilities and attract and retain talented employees.
Cash bonuses	Performance-based annual cash incentive.	Encourage focus on near-term performance goals and reward achievement of those goals.
Long-term equity incentives	Equity-based compensation awards, which for 2017 consisted of restricted stock subject to time-based vesting provisions.	Emphasize our long-term growth, encourage maximizing equity value and retain talented employees.
Severance provisions	Salary continuation and COBRA reimbursement upon certain qualifying terminations.	Encourage continued attention and dedication of key individuals and focus their attention when considering strategic alternatives.
Retirement savings 401(k) plan	Qualified 401(k) retirement plan benefits are available for our NEOs and all other full-time employees.	Provide an opportunity for tax-efficient savings.
Health and welfare benefits	Health and welfare benefits are available to our NEOs and other full-time employees.	Provide benefits to meet the health and welfare needs of our employees and their families.

Compensation Best Practices

        We are committed to "paying for performance" and our executive compensation philosophy seeks to achieve this overarching objective with the following goals:

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  Motivate employees to perform at the highest level, consistent with the Company's values of environmental stewardship, commitment to neighbors and operational safety;

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  Reward high performing employees; and

  •
  Retain key employees and attract new employees to join the Company

        The Company maintains compensation arrangements intended to optimize returns to stockholders and include best practice features. We have listed below some of the more significant best practices that we have adopted and the practices we have avoided, which we believe promote responsible pay and governance principles and alignment with stockholder interests.

What We Do	What We Do Not Do
• Determine annual incentive compensation based on our assessment of Company performance	• Provide employment agreements to executives
• Utilize an independent compensation consultant	• Allow directors or officers to pledge and/or hedge Company stock
• Perform an annual compensation risk assessment	• Provide excessive perquisites to our executives
• Utilize a balanced approach to compensation, which combines fixed and variable, short-term and long-term, and cash and equity	• Utilize compensation practices that involve excessive or unnecessary risk-taking
• Maintain a competitive compensation package designed to attract, motivate and retain and reward experienced and talented executive officers	• Allow directors or officers to engage in speculative trading of Company stock

Process for Determining Executive Compensation

        The Board has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs of the Company. The Board uses several different tools and resources in reviewing elements of executive compensation and making compensation decisions, including our compensation consultant noted below. These decisions, however, are not purely formulaic and the Board exercises judgment and discretion as appropriate, as described further below. The Board considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than our CEO. Our CEO and management also provide information to the Board regarding the performance of the Company for the Board's determination of annual bonuses. The Board makes the final determination of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

  Compensation Consultant

        The Company, at the direction of the Board, engaged Pearl Meyer as the Board's compensation consultant to provide recommendations regarding our executive compensation arrangements. Pearl Meyer reports directly to the Board and, with the consent of the Board, coordinates and gathers information with which to advise the Board from members of management. Pearl Meyer assists the Board with its review of the Company's executive and director compensation programs including, without limitation: (i) recommending the most appropriate peer group, (ii) examining competitive levels of base salary, annual incentives, total cash compensation, long-term incentives, and total direct compensation of the Company's executive officers against the chosen peer group, (iii) comparing the compensation of the Company's executive team to market data to determine current posture relative to the competitive market, (iv) analyzing how peer companies effectively deliver compensation to their executive officers in terms of overall mix and program design, (v) developing initial recommendations as to the amount and form of compensation to be paid to the Company's executive officers, (vi) developing initial recommendations as to the design/construct of the Company's go-forward annual incentive (bonus) and long-term incentive programs, and (vii) assisting in the implementation of the short- and long-term incentive programs, including addressing any ongoing concerns.

  Peer Group

        In order to attract, motivate and retain talented executive officers, we must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Board reviews and discusses compensation data for our CEO and our other NEOs as compared to compensation data for similarly situated executive officers at peer companies selected by the Board.

        The Board selects peer companies with similar market capitalization and similar lines of business to the Company (i.e., independent exploration and production companies). The peer group changes from time to time as a result of fluctuations in company size, changes in the business lines of our peers, acquisitions, developments in the oil and gas industry, and other factors.

        The peer group used by the Board in benchmarking 2017 compensation decisions consisted of the following companies:

Bill Barrett Corporation	Callon Petroleum Company	Carrizo Oil & Gas, Inc.
Extraction Oil & Gas, Inc.	Jagged Peak Energy Inc.	Laredo Petroleum, Inc.
Matador Resources Company	Oasis Petroleum Inc.	Sanchez Energy Corporation
SM Energy Company	SRC Energy Inc.	Whiting Petroleum Corporation

  Role of Stockholder Say-on-Pay Advisory Vote

        The Board considered the results of the 2017 non-binding advisory vote of stockholders to approve the compensation of our NEOs, commonly referred to as "say-on-pay." In 2017, our stockholders expressed overwhelming support for the compensation of our NEOs, with 98% of the shares represented at the meeting voting to approve our executive compensation. The Board considered these results as evidence of a high degree of stockholder support for our compensation design and philosophy of linking pay to performance and building long-term stockholder value. As a result, the Board decided to retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation programs that encourage, reward and retain our key executives when they deliver strong financial and operational results, as well as value for our stockholders.

        In 2017, a non-binding, advisory vote was conducted concerning the frequency of the "say-on-pay" vote regarding the compensation paid to the Company's NEOs. At such meeting, our stockholders overwhelmingly supported that the Company should hold a non-binding "say-on-pay" vote every three years. In light of this vote and other factors, the Board has determined that the Company will hold future non-binding, advisory "say-on-pay" votes on the compensation paid to its NEOs every three years. Accordingly, the Company will request an advisory vote on executive compensation every three years in its future proxy materials until the next stockholder vote on the frequency of such votes. The Company will re-evaluate this determination in connection with its next stockholder non-binding advisory vote regarding the frequency of future non-binding advisory votes on executive compensation.

Analysis of 2017 Compensation Decisions

        The following is a discussion of the specific actions taken by the Board in 2017 related to each of our direct compensation elements. Each element is reviewed annually, as well as at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions.

  Base Salary

        The following table identifies the base salaries of our NEOs during 2017, which were set to reflect the approximate median of our peer group, consistent with the Company's compensation strategy. Each NEO's annual base salary is a fixed component that is related to performing specific job duties and functions. The Board established the 2017 annual base salary rate for each of the NEO's at a level necessary to retain the employee's services in a competitive marketplace. The Board annually reviews the NEO's base salaries and make appropriate adjustments following consideration of factors that the Board deems relevant, including but not limited to: (i) changes in an NEO's responsibilities, (ii) the NEO's job performance and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent. The Board analyzed the appropriateness of the base salary for each of our NEOs in light of the base salaries of other executives in our peer group, both on a standalone basis and as a component of total compensation.

Name	2017 Salary
Jay C. Graham	$450,000
Anthony Bahr	$450,000
Andrew J. Cozby	$350,000
Steve Habachy	$350,000
Kyle N. Roane	$350,000

  Cash Bonuses

        The following table identifies the cash bonus awarded to each of our NEOs for 2017 performance:

Name	2017 Target Bonus	Actual 2017 Bonus
Jay C. Graham	$450,000	$450,000
Anthony Bahr	$450,000	$450,000
Andrew J. Cozby	$280,000	$280,000
Steve Habachy	$280,000	$280,000
Kyle N. Roane	$280,000	$280,000

        Target and actual annual cash bonuses paid for services performed in 2017 were fully discretionary and target cash bonuses were set to reflect the approximate median of our peer group, consistent with the Company's compensation strategy. Our Board determined the amount of the discretionary annual bonuses awarded to each of our NEOs after careful review of our performance over the course of the 2017 fiscal year. Items that were taken into account during this process include, but are not limited to, production growth, profitability, and our financial strength. The Board also considered safety/environmental, general and administrative expense management, and strategic initiatives in determining each NEO's bonus amounts for 2017.

  Long-Term Equity Incentives

        In order to incentivize management, the Board adopted the WRD Plan. Our NEOs are eligible to participate in the WRD Plan, which provides for the grant of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards, and other stock-based awards intended to align the interests of key employees (including the NEOs) with those of our stockholders.

        In May 2017, the Board approved grants of restricted stock to each of our NEOs. Items that were taken into account in granting restricted stock to our NEOs and employees were increased average daily production, profitability, completed strategic acquisitions, capital efficiency, well results, and a strong health and safety record. These awards of restricted stock vest ratably on the first three anniversaries of the grant date, subject to continued service through each vesting date. For more information regarding the restricted stock awards granted to our NEOs in 2017, see the "Summary Compensation Table," the "Grants of Plan-Based Awards in 2017" table, and the "Outstanding Equity Awards at December 31, 2017" table in this proxy statement.

Agreements with our Executive Officers

        We do not currently maintain any employment agreements with our executive officers.

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and executive officers.

        We have entered into a change in control plan which applies to our executive officers. Please see "Executive Compensation—Potential Payments Upon Termination or Change in Control" for a description of the change in control plan.

Section 162(m) Deductibility

        With certain exceptions, Section 162(m) ("Section 162(m)") of the Internal Revenue Code (the "Code") limits the Company's deduction for compensation in excess of $1 million paid to certain covered employees (generally our CEO, the three next highest-paid executive officers, and, for taxable years beginning after 2017, our CFO). The Board considers the tax impact of any compensation arrangement and evaluates such impact in light of our overall compensation objectives.

Summary Compensation Table

        We were formed in August 2016 and did not incur any cost or liability with respect to compensation, management incentive or retirement benefits for our executive officers for any prior periods before our formation. Accordingly, the following table presents the executive compensation awarded to, earned by or paid to our named executive officers for all of 2017 and 2016, including amounts paid by our predecessor prior to our formation.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay C. Graham	2017	$450,000	$450,000	$3,499,999	$—	$15,669	$4,415,668
Chief Executive Officer	2016	$93,750	$500,000	$—	$—	$18,607	$612,357
Anthony Bahr	2017	$450,000	$450,000	$3,499,999	$—	$31,869	$4,431,868
President
Andrew J. Cozby	2017	$350,000	$280,000	$2,000,000	$—	$31,869	$2,661,869
Executive Vice President & Chief Financial Officer	2016	$100,737	$75,000	$2,416,672	$—	$—	$2,592,409
Steve Habachy	2017	$350,000	$280,000	$2,000,000	$—	$31,869	$2,661,869
Executive Vice President & Chief Operating Officer
Kyle N. Roane	2017	$350,000	$280,000	$2,000,000	$—	$31,869	$2,661,869
Executive Vice President, General Counsel & Corporate Secretary	2016	$100,737	$75,000	$2,416,672	$—	$—	$2,592,409

(1)
Beginning in January 2016, Mr. Graham served as the Chief Executive Officer of MRD until its acquisition by Range Resources Corporation in September 2016. Mr. Graham rejoined the

  Company as our Chief Executive Officer in September 2016. Mr. Bahr has served as our President since our formation in August 2016. Messrs. Cozby and Roane began providing services to the Company in September 2016. Mr. Habachy has served as our Executive Vice President and Chief Operating Officer since September 2016. For Messrs. Graham, Cozby and Roane, for 2016, amounts in this column reflect salary earned for the portion of 2016 in which they provided services to the Company.

(2)
Represents discretionary cash bonuses earned during 2016 and 2017 by our named executive officers.

(3)
For 2017, amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the WRD Plan, calculated in accordance with FASB ASC Topic 718. These amounts were calculated based on a closing market price for our shares of common stock on May 24, 2017, the date of grant. For additional information about the assumptions used in the valuation of these awards, see Note 13 of the Consolidated and Combined Financial Statements included in our Form 10-K for the year ended December 31, 2017 filed on March 12, 2018.

(4)
In 2016, in connection with our initial public offering, Messrs. Graham, Bahr, Cozby, Habachy and Roane each received an award of "incentive units" in WildHorse Holdings, Esquisto Holdings, and Acquisition Co. Holdings pursuant to the limited liability company agreements of WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, respectively. The WildHorse Holdings Incentive Units, Esquisto Holdings Incentive Units and Acquisition Co. Holdings Incentive Units represent non-voting equity interests in WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, respectively. Although the incentive units do not require the payment of an exercise price, we have listed them as "option awards" because we believe these awards are most similar economically to stock options. Therefore, we believe they are appropriately classified as option awards for purposes of the SEC's executive compensation disclosure rules because these awards have "option-like features." As previously disclosed, because the performance conditions related to these incentive units were not deemed probable of achievement at the time of grant in 2016 we determined, in accordance with FASB ASC Topic 718, that, as of the grant date the incentive units had a value of $0. For additional information about the incentive units, see the "Outstanding Equity Awards at 2017 Fiscal Year-End" table below.

(5)
Amounts in this column reflect, for 2017, (i) matching contributions to the 401(k) Plan (as defined below) made on behalf of our named executive officers, (ii) medical, life and long-term disability insurance premiums paid for the benefit of our named executive officers, and (iii) contributions to our named executive officers' health savings accounts associated with the Company's high deductible health plan.

Narrative Disclosure to Summary Compensation Table

        For a discussion of each element of compensation to our NEOs in 2017, see "Compensation Overview" above. For a description of our equity awards, see the "Outstanding Equity Awards at 2017 Fiscal Year-End" table and "Additional Information Regarding the Narrative Outstanding Equity Awards Table" below. For a discussion of our 401(k) Plan, see "Retirement Benefits" below.

Outstanding Equity Awards at 2017 Fiscal Year-End

        The following table reflects all equity awards granted to our named executive officers that were outstanding as of December 31, 2017.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable(2) (#)	Number of Securities Underlying Unexercised Options, Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Jay C. Graham					251,076	$4,622,309
WildHorse Investment Incentive Units(3)
Tier I	153,333	46,667	N/A	N/A
Tier II	153,333	46,667	N/A	N/A
Tier III	0	200,000	N/A	N/A
Tier IV	0	200,000	N/A	N/A
Tier V	0	200,000	N/A	N/A
WildHorse Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	N/A	N/A
Esquisto Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	N/A	N/A
Acquisition Co. Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	N/A	N/A
Anthony Bahr					251,076	$4,622,309
WildHorse Holdings Incentive Units(3)
Tier I	153,333	46,667	N/A	N/A
Tier II	153,333	46,667	N/A	N/A
Tier III	0	200,000	N/A	N/A
Tier IV	0	200,000	N/A	N/A
Tier V	0	200,000	N/A	N/A
WildHorse Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	N/A	N/A
Esquisto Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	NA	N/A
Acquisition Co. Holdings Incentive Units(4)
Tier I	—	50,000	N/A	N/A
Tier II	—	275,000	N/A	N/A
Andrew J. Cozby					254,583	$4,686,873
WildHorse Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options, Exercisable(2) (#)	Number of Securities Underlying Unexercised Options, Unexercisable(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Esquisto Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A
Acquisition Co. Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A
Steve Habachy					143,472	$2,641,320
WildHorse Holdings Incentive Units(3)
Tier I	53,667	16,333	N/A	N/A
Tier II	53,667	16,333	N/A	N/A
Tier III	0	70,000	N/A	N/A
Tier IV	0	70,000	N/A	N/A
Tier V	0	70,000	N/A	N/A
WildHorse Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A
Esquisto Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	NA	N/A
Acquisition Co. Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	NA	N/A
Kyle N. Roane					254,583	$4,686,873
WildHorse Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A
Esquisto Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A
Acquisition Co. Holdings Incentive Units(4)
Tier I	—	150,000	N/A	N/A
Tier II	—	75,000	N/A	N/A

(1)
Although the incentive units do not require the payment of an exercise price, we have listed them as "option awards" because we believe they are most similar economically to stock options. Therefore, we believe they are appropriately classified as option awards for purposes of the SEC's executive compensation disclosure rules because these awards have "option-like features."

(2)
Awards listed in the "Number of Securities Underlying Unexercised Options, Exercisable" column reflect the number of incentive units that vested as of December 31, 2017, and awards listed in the Number of Securities Underlying Unexercised Options, Unexercisable" column reflect the number of incentive units that have not yet vested. Because the value of an incentive unit does not increase or decrease in proportion to increases or decreases in the price of our common stock, the number of shares of our common stock underlying the incentive units will change as the market price of our common stock changes.

(3)
In 2014, Messrs. Graham, Bahr and Habachy received awards of incentive units (the "WildHorse Incentive Units") under the Limited Liability Company Agreement of WildHorse Resources II, LLC (as amended from time to time, the "WildHorse LLC Agreement"). In connection with our initial public offering, the WildHorse Incentive Units were exchanged for substantially similar incentive units in WildHorse Investment Holdings (the "WildHorse Investment Incentive Units").

The unvested Tier I and Tier II incentive units vest in monthly increments over the following 14 months (through February 11, 2019). However, if, in accordance with the terms of the Amended and Restated WildHorse Investment Limited Liability Company Agreement (the "WildHorse Investment LLC Agreement") the holders of capital interests (who are the investors in WildHorse Investment) have received distributions generally providing to them an 8% internal rate of return ($439,442,273 at December 31, 2017), all unvested Tier I Units will vest; if the holders of capital interests have received distributions generally providing to them a 20% internal rate of return ($623,309,087 at December 31, 2017), all unvested Tier II Units will vest. These amounts also constitute respective distribution thresholds above which holders of the Tier I Units and Tier II Units will begin participating in distributions. Because vesting and the distribution thresholds with respect to the Tier I Units and Tier II Units are based on the capital interest holders' receipt of specified internal rates of return, the actual amount of distributions that must be received by holders of capital interests to satisfy the vesting and distribution threshold requirements will continue to increase until the required internal rate of return is achieved. The Tier III units will vest when the holders of capital interests in WildHorse Investment have received aggregate distributions of $680,844,100. The Tier IV Units will vest when the holders of capital interests in WildHorse Investment have received aggregate distributions of $851,055,125. The Tier V Units will vest when the holders of capital interests in WildHorse Investment have received aggregate distributions of $1,021,266,150 (as noted below, the amounts set forth with respect to the vesting requirements for the Tier III Units, Tier IV Units and Tier V Units constitute respective distribution thresholds above which holders of these tiers of incentive units will participate in distributions).

Under the WildHorse Investment LLC Agreement, the percentage participation of holders of capital interests and holders of incentive units in distributions will be as indicated in the following table:

As of December 31, 2017	Capital Interest Holders	Tier I Units	Tier II Units	Tier III Units	Tier IV Units	Tier V Units
Upon the Receipt by Capital Interest Holders of Distributions Totaling
Up to $439,442,273(a)	100%	—	—	—	—	—
Above $439,442,273(a) to $623,309,087(b)	80%	20%	—	—	—	—
Above $623,309,087(b) to $680,844,100	75%	20%	5%	—	—	—
Above $680,844,100 to $851,055,125	70%	20%	5%	5%	—	—
Above $851,055,125 to $1,021,266,150	65%	20%	5%	5%	5%	—
Above $1,021,266,150	60%	20%	5%	5%	5%	5%

(a)
This amount is based on the distribution threshold at December 31, 2017. The required amount to achieve the distribution threshold will increase at the rate of 8% per annum until distributions equal to the then-applicable amount of the distribution threshold has been provided to the holders of capital interests, although once a distribution has been made that constitutes part, but not all, of the amount required to achieve the distribution threshold, the 8% per annum increase will no longer accrue with respect to the amount of such distribution.

(b)
This amount is based on the distribution threshold at December 31, 2017. The required amount to achieve the distribution threshold will increase at the rate of 20% per annum until distributions equal to the then-applicable amount of the distribution threshold have been provided to the holders of capital interests, although once a distribution has been made that constitutes part, but not all, of the amount required to achieve the distribution threshold, the 20% per annum increase will no longer accrue with respect to the amount of such distribution.

  Because the distribution threshold for the Tier I Units and Tier II Units continues to increase as the length of time prior to achievement of the distribution threshold increases, while, in contrast, the distribution thresholds for Tier III Units, Tier IV Units and Tier V Units are fixed amounts, it is possible that Tier I Units and (considerably more possible) Tier II Units will vest after the vesting of one or more of the tiers of incentive units having distribution thresholds that are fixed amounts. The WildHorse Investment LLC Agreement includes provisions that would give effect to the following alternative distribution schedule in the event the Tier II Units distribution threshold has not been achieved, which would remain in effect until the Tier II Units distribution threshold has been achieved:

As of December 31, 2017	Capital Interest Holders	Tier I Units	Tier II Units	Tier III Units	Tier IV Units	Tier V Units
Upon the Receipt by Capital Interest Holders of Distributions Totaling
Up to $439,442,273(a)	100%	—	—	—	—	—
Above $439,442,273(a) to $680,844,100	80%	20%	—	—	—	—
Above $680,844,100 to $851,055,125	75%	20%	—	5%	—	—
Above $851,055,125 to $1,021,266,150	70%	20%	—	5%	5%	—
Above $1,021,266,150	65%	20%	—	5%	5%	5%

  At December 31, 2017, Mr. Graham and Mr. Bahr each held a 20% interest in each tier of WildHorse Investment incentive units and Mr. Habachy held a 7% interest in each tier of WildHorse Investment incentive units. Messrs. Cozby and Roane do not hold any incentive units in WildHorse Investment.

(4)
The WildHorse Holdings Incentive Units, Esquisto Holdings Incentive Units and Acquisition Co. Holdings Incentive Units are each divided into two tiers—the agreements are, in large part, identical, although the distribution threshold for Tier I Units of each of these entities, which generally is based on the holders of capital interests receiving a 20% rate of return, differs because the amount of capital contributions made by holders of the capital interests in each entity differs, as indicated below. The Tier I Units in each of these entities will vest upon achievement of the respective distribution thresholds.

Under the respective limited liability company agreements of each of the LLCs, the percentage participation of holders of capital interests and holders of incentive units in distributions will be as indicated in the following table:

As of December 31, 2017	Capital Interest Holders	Tier I Units	Tier II Units
Upon the Receipt by Capital Interest Holders of Distributions Totaling
Up to the Tier I Distribution Threshold(a)	100%	—	—
Above the Tier I Distribution Threshold(a) Until Holders of Tier I Units Receive an Aggregate of $50 million	90%	10%	—
After Holders of Tier I Units Receive an Aggregate of $50 million	90%	—	10%

(a)
As of December 31, 2017, the Tier I distribution threshold for each of the LLCs was as follows: WildHorse Holdings, $334,705,687; Esquisto Holdings, $611,866,885; Acquisition Co. Holdings, $40,468,694. Each of these distribution thresholds will continue to increase at the rate of 5% per annum until distributions equal to the then-applicable amount of the distribution threshold have been provided to the holders of capital interests, although once a distribution has been made that constitutes part, but not all, of the amount required to achieve the distribution threshold, the 5% per annum increase will no longer accrue with respect to the amount of such distribution.

  At December 31, 2017, each named executive officer held the following percentage ownership of each tier of incentive units in each LLC:

Name	Tier I Units	Tier II Units
Jay C. Graham	5%	27.5%
Anthony Bahr	5%	27.5%
Andrew J. Cozby	15%	7.5%
Steve Habachy	15%	7.5%
Kyle N. Roane	15%	7.5%
(5)
Reflects restricted stock awards granted on May 24, 2017 for Messrs. Graham, Bahr and Habachy. For Messrs. Cozby and Roane, reflects restricted stock awards granted in connection with our initial public offering on December 19, 2016 and on May 24, 2017. One-third of each restricted stock award vests on each of the first, second, and third anniversaries of the date of grant. Of the 1,154,790 non-vested restricted stock awards presented in the table, approximately 421,968 vests in 2018; 421,968 vests in 2019 and 310,856 vests in 2020.

(6)
Amounts derived by multiplying the total number of restricted common stock awards outstanding for each NEO by the closing price of our common stock on December 29, 2017 (the final trading day of 2017), which was $18.41 per share.

Additional Information Regarding the Outstanding Equity Awards Table

Incentive Units

        Prior to our initial public offering in December 2016, we did not provide long-term incentives to our named executive officers. Instead, WHRII provided incentive units, including incentive units granted to Messrs. Graham, Bahr and Habachy in February 2014. In connection with our initial public offering and the related reorganization, Messrs. Graham, Bahr and Habachy exchanged these incentive units for substantially similar incentive units in WildHorse Investment Holdings LLC ("WildHorse Investment"). In addition, and also in connection with our initial public offering, each of our named executive officers were awarded incentive units by WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings (collectively, "the LLCs").

        The incentive units constitute non-voting equity interests in WildHorse Investment and the LLCs. Under the respective limited liability company agreements of WildHorse Investment and the LLCs, WildHorse Investment and the LLCs are obligated to provide to the holders of incentive units, including named executive officers, a portion of their respective distributions, but only after a substantial priority distribution, the amount of which is specified in each respective limited liability company agreement and is referred to as a "distribution threshold," has first been made to the holders of capital interests in WildHorse Investment and the LLCs (who are the investors in these entities). The distribution threshold differs with regard to each class (referred to as a "tier") of incentive units in WildHorse Investment (which has five tiers) and the LLCs (each of which has two tiers).

        As the only assets of the LLCs are shares of our common stock, any distributions to the named executive officers holding incentive units in the LLCs would be dependent on distributions of cash proceeds of sales of shares of our common stock or distribution of our common stock to holders of capital interests sufficient in amount to exceed the applicable distribution threshold, thereby enabling the commencement of participation by holders of incentive units in additional distributions. To date, no distributions have been made by the LLCs to holders of capital interests.

        The assets of WildHorse Investment consist only of equity interests in WildHorse Holdings that WildHorse Investment received in connection with our initial public offering and related reorganization. Moreover, as noted above, the assets of WildHorse Holdings consist only of the shares of our common stock that WildHorse Holdings received in connection with our initial public offering. Accordingly, we expect that the only event that would result in distributions to the capital interest holders of WildHorse Investment would either be (i) sales of our common stock by WildHorse Holdings or (ii) in-kind distributions of shares of our common stock by WildHorse Holdings to its members (including WildHorse Investment).

        We are not a party to the limited liability company agreements of the LLCs or WildHorse Investment, and it is possible that the terms of the agreements will change.

        The incentive units were awarded by the LLCs and WildHorse Investment to provide to our named executive officers and certain of our other employees the opportunity to benefit from the growth in our operations. Despite the fact that distributions of cash or common stock to holders of incentive units will be made by the LLCs or WildHorse Holdings and not by us, we treat the incentive units as if they constitute our compensation for purposes of the compensation disclosure in this proxy statement. This is because the SEC regulations require that we report all compensation paid to the named executive officers, including compensation paid by third parties, for all services rendered by the named executive officers in all capacities to us. In addition, although any distributions made by the LLCs and WildHorse Investment will not be paid by us, we will recognize non-cash compensation expense within general and administrative expenses, which may be material, in the period in which the applicable conditions to distributions with respect to a tier of incentive units are probable of being satisfied. We will recognize a deemed capital contribution with respect to such compensation expense.

        In reviewing compensation information with the incentive units, please note the following:

  •
  The incentive units are not our obligations.

  •
  All distributions with respect to the incentive units, if any, will be made by the LLCs and WildHorse Investment—none will be made by us.

  •
  The incentive units will reward the named executive officers (and other holders of incentive units) in the event that a significant return on investment is achieved by the LLCs and WildHorse Investment, which, due to those entities' holdings (or, in the case of WildHorse Investment, indirect holdings) in our common stock, would indirectly benefit from the growth of our operations.

  •
  Our liquidity will not be affected by distributions to holders of the incentive units.

  •
  Our stockholders will not be diluted by any distributions of our common stock to holders of incentive units.

        For information regarding the priority distributions required to be made to capital interest holders of the LLCs and WildHorse Investment before the distribution threshold is met with respect to each tier of incentive units, the percentage of each distribution allocable to each tier of incentive units and the named executive officers' respective interest in each tier of incentive units, see footnotes 3 and 4 to the Outstanding Equity Awards at 2017 Fiscal Year-End table.

Restricted Stock Awards

        In May 2017, the Board approved grants of restricted stock to each of our NEOs. Items that were taken into account in granting restricted stock to our NEOs and employees were increased average daily production, profitability, completed strategic acquisitions, capital efficiency, well results, and a strong health and safety record. These awards of restricted stock vest ratably on the first three anniversaries of the grant date, subject to continued service through each vesting date. If an NEO's employment is terminated for any reason prior to the vesting of all or a portion of the restricted stock award, the unvested portion will be forfeited and cancelled. In the event of a Change in Control (as defined in the applicable restricted stock agreement), 100% of the shares of restricted stock that have not vested as of the date of such Change in Control shall immediately vest. Messrs. Graham and Bahr each received an award of 251,076 shares of restricted stock pursuant to the WRD Plan. Messrs. Cozby, Habachy and Roane each received an award of 143,472 shares of restricted stock pursuant to the WRD Plan.

Potential Payments Upon Termination or Change in Control

        We do not currently maintain any employment agreements with our executive officers. However, we believe that it is important to provide our named executive officers with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. As such, we adopted the Executive Change in Control and Severance Plan (the "CIC Plan") in connection with our initial public offering.

        The CIC Plan provides certain severance and change in control benefits to our named executive officers and certain other executives who are selected by our board of directors, or a committee thereof (as applicable, the "Committee"). Upon the occurrence of a "change in control" (as defined below), all outstanding unvested equity awards held by a participant will immediately become fully vested. Further, if a participant's employment with us is terminated:

  •
  Due to death or "disability" (as defined in the CIC Plan), our named executive officers would be entitled to receive (i) an amount equal to their annualized base salary, paid in a lump sum, (ii) continued health benefits for 18 months, (iii) a pro-rated annual bonus for the calendar year in which the termination date occurs and (iv) all unpaid salary and other outstanding amounts owed.

  •
  By us without "cause" or by the named executive officer for "good reason" (each as defined in the CIC Plan), our named executive officers would be entitled to receive (i) a lump sum payment in an amount equal to one and one-half (1.5) times (in the case of Messrs. Cozby, Habachy and Roane) or two (2) times (in the case of Messrs. Graham and Bahr), the sum of (a) the named executive officer's annualized base salary plus (b) the greater of the average annual performance bonus for the preceding two calendar years or the target annual performance bonus for the calendar year in which the termination occurs, (ii) continued health benefits for 18 months (in the case of Messrs. Cozby, Habachy and Roane) or 24 months (in the case of Messrs. Graham and Bahr), (iii) a pro-rated annual bonus for the calendar year in which the termination date occurs, (iv) all unpaid salary and other outstanding amounts owed and (v) accelerated vesting of all outstanding unvested equity awards.

  •
  By us without cause or by the named executive officer for good reason, in either case, within two years following the occurrence of a change in control, our named executive officers would be entitled to receive (i) a lump sum payment in an amount equal to two and one-half (2.5) times (in the case of Messrs. Cozby, Habachy and Roane) or three (3) times (in the case of Messrs. Graham and Bahr), the sum of (a) the named executive officer's annualized base salary plus (b) the greater of the average annual performance bonus for the preceding two calendar years or the target annual performance bonus for the calendar year in which the termination occurs, (ii) continued health benefits for 30 months (in the case of Messrs. Cozby, Habachy and Roane) or 36 months (in the case of Messrs. Graham and Bahr), (iii) a pro-rated annual bonus for the calendar year in which the termination date occurs and (iv) all unpaid salary and other outstanding amounts owed.

        For purposes of the CIC Plan, a "change in control" generally means the occurrence of any of the following events:

  •
  the acquisition of 50% or more of either (i) the outstanding shares of our common stock or (ii) the combined voting power of the outstanding voting securities of WildHorse;

  •
  a majority of the members of our board of directors are replaced by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election;

  •
  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of WildHorse; or

  •
  approval by our stockholders of a complete liquidation or dissolution of WildHorse.

        The CIC Plan does not provide a tax gross-up provision for federal excise taxes that may be imposed under section 4999 of the Code. Instead, the CIC Plan includes a modified cutback provision, which states that, if amounts payable to a plan participant under the CIC Plan (together with any other amounts that are payable by us as a result of a change in control (the "Payments") exceed the amount allowed under section 280G of the Code for such participant, thereby subjecting the participant to an excise tax under section 4999 of the Code, then the Payments will either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to $1 less than three times the participant's "base amount," which is generally the average W-2 earnings for the five calendar years immediately preceding the date of termination, or (ii) paid in full, which would subject the participant to the excise tax. We will determine, in good faith, which alternative produces the best net after tax position for a participant.

        The CIC Plan may be amended or terminated by resolution of two-thirds of the Board, except that (i) no amendment adopted within one year prior to a change in control may adversely affect any participant without his or her consent, (ii) no amendment may be made at the request of a third party that takes steps to effectuate a change in control or otherwise in connection with a change in control and (iii) no amendment may be made within two years following the occurrence of a change in control that would adversely affect any individual who is a participant on the change in control date.

Retirement Benefits

        We have not maintained, and do not currently intend to maintain, a defined benefit pension plan or nonqualified deferred compensation plan. Instead, our employees, including our named executive officers, may participate in a retirement plan sponsored by WildHorse Resources Management Company, our wholly owned subsidiary, intended to provide benefits under section 401(k) of the Code (the "401(k) Plan") pursuant to which employees are allowed to contribute a portion of their base compensation to a tax-qualified retirement account. We provide matching contributions equal to 100% of the first 6% of employees' eligible compensation contributed to the 401(k) Plan up to a statutory limit, which was $18,000 for the calendar years 2015, 2016 and 2017. Employees are immediately 100% vested in the matching contributions made to their 401(k) Plan account and are always 100% vested in the employee contributions they make to their 401(k) Plan account. Employees may generally receive a distribution of the vested portion of their 401(k) Plan account upon (i) a termination of employment, (ii) normal retirement, (iii) disability or (iv) death.

No Hedging/Pledging Policies

        Our supplemental insider trading policy prohibits employees, officers and directors from engaging in hedging transactions and certain transactions involving derivatives in the Company's securities, such as short selling, transactions in debt that may be convertible into Company common stock, trading in Company-based option contracts, transactions in straddles or collars, and writing puts or calls.

        Our supplemental insider trading policy also prohibits the purchasing by employees, officers and directors of the Company's securities on margin or pledging the Company's securities as collateral for a loan, without the prior consent of the Board.

 EQUITY COMPENSATION PLAN INFORMATION TABLE

        This table provides information about our common stock subject to our equity compensation plan as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	—	—	7,517,555
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,517,555

(1)
The total number of shares authorized for issuance under the LTIP is 9,512,500. The awards under the LTIP may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards, annual incentive awards and other stock-based awards.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of our common stock owned as of March 21, 2018 by:

  •
  each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

  •
  each director, director nominee and named executive officer; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors, director nominees or named executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o 9805 Katy Freeway, Suite 400, Houston, TX 77024.

        Each of the members of WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings, including our executive officers, will have an indirect interest in the shares of common stock sold by WildHorse Holdings, Esquisto Holdings and Acquisition Co. Holdings.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares of Common Stock	Percentage(8)	Shares of Preferred Stock
5% Stockholders:
WHR Holdings, LLC(1)	21,200,084	21.0%	—
Esquisto Holdings, LLC(2)	38,755,330	38.3%	—
WHE AcqCo Holdings, LLC(3)	2,563,266	2.5%	—
NGP XI US Holdings, L.P.(2)(3)(4)	50,318,596	49.8%	—
CP VI Eagle Holdings, L.P.(5)	—	—	435,000
Directors and Named Executive Officers:			—
Jay C. Graham(6)(7)	867,883	*	—
Anthony Bahr(6)	919,409	*	—
Andrew J. Cozby(6)	308,597	*	—
Steve Habachy(6)	239,599	*	—
Kyle N. Roane(6)	308,597	*	—
Richard D. Brannon(6)	18,269	*	—
Jonathan M. Clarkson(6)	24,269	*	—
Scott A. Gieselman	—	—	—
David W. Hayes	—	—	—
Stephanie C. Hildebrandt(6)	8,269	*	—
Grant E. Sims(6)	18,269	*	—
Tony R. Weber	—	—	—
Brian A. Bernasek	—	—	—
Martin W. Sumner	—	—	—
Directors and Executive Officers as a Group (14 Persons)	2,713,161	2.7%	—

*
Less than 1%.

(1)
Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by WildHorse Investment Holdings, LLC ("WildHorse Investment Holdings"), Esquisto Investment Holdings, LLC ("Esquisto Investment Holdings"), WildHorse Holdings, Esquisto Holdings, Acquisition Co. Holdings, NGP XI, NGP Energy Capital Management, LLC ("NGP ECM") and

  certain of NGP ECM's affiliates (collectively, the "Sponsor Group"), the board of managers of WildHorse Holdings has voting and dispositive power over these shares. The board of managers of WildHorse Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of WildHorse Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by WildHorse Holdings. WildHorse Investment Holdings owns 100% of the capital interests in WildHorse Holdings and NGP X US Holdings, L.P. ("NGP X US Holdings") owns 90.3% of WildHorse Investment Holdings, and certain members of our management team own the remaining 9.7%. As a result, NGP X US Holdings may be deemed to indirectly beneficially own the shares held by WildHorse Holdings. NGP X US Holdings disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. NGP X Holdings GP, L.L.C. (the sole general partner of NGP X US Holdings), NGP Natural Resources X, L.P. (the sole member of NGP X Holdings GP, L.L.C.), G.F.W. Energy X, L.P. (the sole general partner of NGP Natural Resources X, L.P.) and GFW X, L.L.C. (the sole general partner of G.F.W. Energy X, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW X, L.L.C. has delegated full power and authority to manage NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Tony R. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray individually has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by WildHorse Holdings does not include shares held by Esquisto Holdings, Acquisition Co. Holdings or NGP XI that are subject to the terms of the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

(2)
Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, the board of managers of Esquisto Holdings has voting and dispositive power over these shares. The board of managers of Esquisto Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of Esquisto Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by Esquisto Holdings. Esquisto Investment Holdings owns 100% of the capital interests in Esquisto Holdings, and the board of managers of Esquisto Investment Holding consists of Richard Brannon (one of our directors), Mike Hoover, Bruce Selkirk, Brian Minnehan, Mr. Hayes, David R. Albin and Craig Glick, and NGP IX US Holdings, L.P. ("NGP IX US Holdings") and NGP XI directly and indirectly own 27.6% and 62.4% of Esquisto Investment Holdings, respectively, and certain members of Esquisto's management team own the remaining 10.0%. As a result, NGP IX US Holdings and NGP XI may be deemed to indirectly beneficially own the shares held by Esquisto Holdings. Each of NGP IX US Holdings and NGP XI disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. In addition to the shares listed for Esquisto Holdings in the table above, which NGP XI may be deemed to beneficially own, NGP XI owns 9,000,000 shares of our common stock. Such shares are separately listed in the table above. NGP IX Holdings GP, L.L.C. (the sole general partner of NGP IX US Holdings), NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources IX, L.P. (the sole member of NGP IX Holdings GP, L.L.C.), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy IX, L.P. (the sole general partner of NGP Natural Resources IX, L.P.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.), GFW IX, L.L.C. (the sole general partner of G.F.W. Energy IX, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW IX, L.L.C. and GFW XI, L.L.C. have delegated full power and authority to manage NGP IX US Holdings and NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Mr. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by Esquisto Holdings does not include shares held by WildHorse Holdings, Acquisition Co. Holdings or NGP XI that are subject to the terms of the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

(3)
Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, the board of managers of Acquisition Co. Holdings has voting and dispositive power over these shares. The board of managers of Acquisition Co. Holdings consists of Jay C. Graham (our Chief Executive Officer and Chairman of our board of directors), Anthony Bahr (our President and one of our directors), and Scott A. Gieselman, David W. Hayes and Tony R. Weber (each of which is one of our directors). None of such persons individually has voting and dispositive power over these shares, and the board of managers of Acquisition Co. Holdings acts by majority vote and thus each such person is not deemed to beneficially own the shares held by Acquisition Co. Holdings. NGP XI owns a 100% capital interest in Acquisition Co. Holdings. As a result, NGP XI may be deemed to indirectly beneficially own the shares held by Acquisition Co. Holdings. NGP XI disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein. In addition to the shares listed for WHE AcqCo Holdings, LLC in the table above, which NGP XI may be deemed to beneficially own, NGP XI owns 9,000,000 shares of our common stock. Such shares are separately listed in the table above. NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Mr. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by Acquisition Co. Holdings does not include shares held by WildHorse

  Holdings, Esquisto Holdings or NGP XI that are subject to the terms of the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

(4)
Based solely on the Schedule 13G filed on February 14, 2017 with the SEC by the Sponsor Group, NGP XI Holdings GP, L.L.C. (the sole general partner of NGP XI), NGP Natural Resources XI, L.P. (the sole member of NGP XI Holdings GP, L.L.C.), G.F.W. Energy XI, L.P. (the sole general partner of NGP Natural Resources XI, L.P.) and GFW XI, L.L.C. (the sole general partner of G.F.W. Energy XI, L.P.) may each be deemed to share voting and dispositive power over the reported shares and therefore may also be deemed to be the beneficial owner of these shares. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI to NGP ECM and accordingly, NGP ECM may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Tony R. Weber and Chris Carter are the managing partners of NGP ECM. In addition, Craig Glick and Christopher Ray are Partners of NGP ECM. Although none of Messrs. Carter, Weber, Glick or Ray has voting or dispositive power over these shares, such individual may be deemed to share voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. Each of Messrs. Carter, Weber, Glick and Ray disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein. The number of shares reflected in the table above as beneficially owned by NGP XI does not include shares held by WildHorse Holdings, Esquisto Holdings or Acquisition Co. Holdings that are subject to the terms of the stockholders' agreement. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement" for more information.

(5)
Upon issuance on June 30, 2017, CP VI Eagle Holdings, L.P. owned 100% of the Preferred Stock. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group, L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group, L.P. is the sole shareholder of Carlyle Holdings I GP Inc., which is the managing member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I .L.P., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub, L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC group VI S1, L.P., which is the general partner of CP VI Eagle Holdings, L.P. The address for CP VI Eagle Holdings, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Avenue NW, Suite 220 South, Washington, D.C. 20004-2505.

(6)
Includes shares of restricted stock granted to such person under the WildHorse Resource Development Corporation 2016 Long Term Incentive Plan.

(7)
Includes 2,000 shares of common stock beneficially owned by Mr. Graham's two minor sons. Mr. Graham disclaims beneficial ownership of these shares except to the extent of his respective pecuniary interest therein.

(8)
Pursuant to Rule 13d-3 under the Exchange Act, for purposes of calculating such percentages for all persons other than the holders of the Preferred Stock, the shares of common stock issuable upon conversion of the Preferred Stock are not deemed to be outstanding.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and more than 10% stockholders are required by the SEC's regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during the year ended December 31, 2017.

 PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and is seeking ratification of such appointment by our stockholders at the Annual Meeting. KPMG LLP has audited our financial statements and/or those of our predecessor since 2013. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the appointment of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

        The following table provides information regarding the aggregate fees incurred by the Company, and its predecessor and the previous owners, from KPMG LLP during the last two fiscal years (dollars in thousands):

	Company, or its Predecessor and the Previous Owners
	2017	2016
Audit Fees(1)	$1,648	$2,565
Audit Related Fees(2)	96	—
Tax Fees (3)	—	260
All Other Fees (4)	—	—

Total	$1,744	$2,825

(1)
Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. For 2017, those fees primarily related to the (i) audit of our annual financial statements, (ii) the review of our quarterly financial statements filed on Form 10-Q, (iii) services in connection with significant acquisitions and (iv) services in connection with a definitive information statement filed on Schedule 14C related to our issuance of preferred stock. For 2016, those fees primarily related to audit of annual financial statements and other professional services rendered related to our initial public offering registration statement on Form S-1.

(2)
Audit-related fees represent amounts billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews (e.g., audits of benefit plans, due diligence for possible acquisitions or consultations pertaining to new and proposed accounting or regulatory rules). For 2017, services primarily related to a consultation pertaining to our implementation of ASC 606,

  Revenue From Contracts With Customers. No such services were rendered by KPMG during the year ended December 31, 2016.

(3)
Tax fees represent amounts billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice and tax planning.

(4)
All other fees represent amounts billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by KPMG during the years ended December 31, 2017 and 2016.

Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee, which is available at http://www.wildhorserd.com.

Board Recommendation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL 3 BY THE HOLDERS OF COMMON STOCK AND PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of WildHorse under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee's functions are more fully described in its charter, which is available on our website at http://www.wildhorserd.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management WildHorse's audited financial statements as of and for the year ended December 31, 2017.

        The Audit Committee discussed with KPMG LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301 as adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee discussed with KPMG LLP their independence, and received from and discussed with KPMG LLP the written disclosures and the letter required by the applicable requirements promulgated by the PCAOB. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP's audit of such financial statements.

        Based on these reviews and discussions, the Audit Committee recommended to the Board that such audited financial statements be included in our 2017 Annual Report on Form 10-K for filing with the SEC. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for 2018 and is seeking ratification of such appointment by the stockholders.

Audit Committee Jonathan M. Clarkson, Chairman Stephanie C. Hildebrandt Grant E. Sims

 WILDHORSE RESOURCE DEVELOPMENT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 17, 2018 The undersigned hereby appoint(s) Jay C. Graham, Kyle N. Roane and William B. Coffey, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of WildHorse Resource Development Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Daylight Time, on May 17, 2018, at 9805 Katy Freeway, Suite 400, Houston, Texas 77024, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Notice of Annual Meeting and Proxy Statement, along with our 2017 Annual Report on Form 10-K, are available free of charge at http://www.proxyvote.com

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET– www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by WildHorse Resource Development Corporation in WILDHORSE RESOURCE DEVELOPMENT CORPORATION 9805 KATY FREEWAY, SUITE mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE–1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to WildHorse Resource Development Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the annual meeting and vote in person, you may contact WildHorse Resource Development Corporation at (713) 568-4910 (attn.: Corporate Secretary) for directions to the annual meeting. Please see the proxy statement for annual meeting attendance requirements. 400 HOUSTON, TEXAS 77024

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED WILDHORSE RESOURCE DEVELOPMENT CORPORATON The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1, and “FOR” Proposal 3. Vote On Directors Vote On Proposal FOR WITHHOLD FOR AGAINST ABSTAIN 1. Election of Directors 3. Ratification of Appointment of Independent Registered Public Accounting Firm Nominees: 1a. Jay C. Graham 1b. Anthony Bahr 1c. Richard D. Brannon 1d. Jonathan M. Clarkson 1e. Scott A. Gieselman 1f. David W. Hayes 1g. Stephanie C. Hildebrandt 1h. Grant E. Sims 1i. Tony R. Weber For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the nominees listed in Proposal 1, and “FOR” Proposal 3. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion. Each signatory to this proxy acknowledges receipt from WildHorse Corporation, Resource Development prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated April 2, 2018. Signature Date Signature (Joint Owners) Date

 WILDHORSE RESOURCE DEVELOPMENT CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 17, 2018 The undersigned hereby appoint(s) Jay C. Graham, Kyle N. Roane and William B. Coffey, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Series A Perpetual Convertible Preferred Stock of WildHorse Resource Development Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Daylight Time, on May 17, 2018, at 9805 Katy Freeway, Suite 400, Houston, Texas 77024, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Notice of Annual Meeting and Proxy Statement, along with our 2017 Annual Report on Form 10-K, are available free of charge at http://www.proxyvote.com

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET– www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by WildHorse Resource Development Corporation in WILDHORSE RESOURCE DEVELOPMENT CORPORATION 9805 KATY FREEWAY, SUITE mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE–1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to WildHorse Resource Development Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. VOTE IN PERSON If you would like to attend the annual meeting and vote in person, you may contact WildHorse Resource Development Corporation at (713) 568-4910 (attn.: Corporate Secretary) for directions to the annual meeting. Please see the proxy statement for annual meeting attendance requirements. 400 HOUSTON, TEXAS 77024

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED WILDHORSE RESOURCE DEVELOPMENT CORPORATON The Board of Directors recommends a vote “FOR” each nominee listed in Proposals 1 and 2, and “FOR” Proposal 3. Vote On Directors Vote On Proposal FOR WITHHOLD FOR AGAINST ABSTAIN 1. Election of Directors 3. Ratification of Appointment of Independent Registered Public Accounting Firm Nominees: 1a. Jay C. Graham 1b. Anthony Bahr 1c. Richard D. Brannon 1d. Jonathan M. Clarkson 1e. Scott A. Gieselman 1f. David W. Hayes 1g. Stephanie C. Hildebrandt 1h. Grant E. Sims 1i. Tony R. Weber 2. Election of Directors (to be voted upon by the holders of shares of Preferred Stock, voting as a separate class) 2a. Brian A. Bernasek 2b. Martin W. Sumner For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” the nominees listed in Proposals 1 and 2, and “FOR” Proposal 3. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion.

Each signatory to this proxy acknowledges receipt from WildHorse Resource Development Corporation,prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated April 2, 2018. Signature Date Signature (Joint Owners) Date